   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           NEW DOSKOCIL INCORPORATED
             (Exact name of registrant as specified in its charter)

            DELAWARE                          2013                  13-2535513
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)   Classification Code Number)   Identification No.)

                     2601 NORTHWEST EXPRESSWAY, SUITE 1000W
                         OKLAHOMA CITY, OKLAHOMA 73112
                                 (405) 879-5500
         (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                            DARIAN B. ANDERSEN, ESQ.
                           NEW DOSKOCIL INCORPORATED
                     2601 NORTHWEST EXPRESSWAY, SUITE 1000W
                         OKLAHOMA CITY, OKLAHOMA 73112
                                 (405) 879-5500
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:
                             Kevin R. Sweeney, Esq.
                           Shook, Hardy & Bacon P.C.
                             One Kansas City Place
                                1200 Main Street
                        Kansas City, Missouri 64105-2118
                                 (816) 474-6550
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER DESCRIBED IN THIS
                            REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                   AMOUNT TO         MAXIMUM         AGGREGATE        AMOUNT OF
    TITLE OF EACH CLASS OF            BE         OFFERING PRICE      OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED(1)     PER UNIT(2)       PRICE(2)            FEE
Common Stock, par value
 $.01 per share...............    12,433,705          $8.19        $101,800,960        $35,121

(1) Represents the maximum number of shares to be issued in exchange for all of the issued and outstanding common stock of Doskocil Companies Incorporated (the "Existing Common Stock") pursuant to the merger.
(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933 solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Existing Common Stock as reported by the Nasdaq Stock Market on February 16, 1995.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           NEW DOSKOCIL INCORPORATED
                             CROSS-REFERENCE SHEET

    This cross-reference sheet is provided pursuant to Item 501(b) of Regulation S-K showing the location in the Proxy Statement/Prospectus of information required by Part I of Form S-4

FORM S-4 ITEM NUMBER                                                    LOCATION IN PROXY STATEMENT/PROSPECTUS
- -------------------------------------------------------------  --------------------------------------------------------
                                                       A. INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus...................  Forepart of Registration Statement and Outside Front
                                                                Cover Page of Proxy Statement/Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Proxy Statement/ Prospectus;
                                                                Available Information; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
            and Other Information............................  Outside Front Cover Page of Proxy Statement/ Prospectus;
                                                                Certain Special Considerations; The Annual Meeting;
                                                                Proposal III. The Merger
       4.  Terms of the Transaction..........................  Outside Front Cover Page of Proxy Statement/ Prospectus;
                                                                The Annual Meeting; Proposal III. The Merger
       5.  Pro Forma Financial Information...................  Not Applicable
       6.  Material Contacts with the Company Being
            Acquired.........................................  Proposal III. The Merger
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to Be Underwriters....  Not Applicable
       8.  Interests of Named Experts and Counsel............  Legal Matters
       9.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Not Applicable
                                                       B. INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants.......  Not Applicable
      11.  Incorporation of Certain Information by
            Reference........................................  Not Applicable
      12.  Information with Respect to S-2 or S-3
            Registrants......................................  Not Applicable
      13.  Incorporation of Certain Information by
            Reference........................................  Not Applicable
      14.  Information with Respect to Registrants Other Than
            S-3 or S-2 Registrants...........................  Not Applicable
                                             C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies.........  Not Applicable
      16.  Information with Respect to S-2 or S-3
            Companies........................................  Not Applicable
      17.  Information with Respect to Companies Other Than
            S-3 or S-2 Companies.............................  Not Applicable
                                                      D. VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited..............................  Outside Front Cover Page of Proxy Statement/ Prospectus;
                                                                The Annual Meeting; Proposal I. Election of Directors;
                                                                Directors; Directors Whose Terms Expire in 1995;
                                                                Continuing Directors; Executive Officers; Compensation
                                                                of Directors and Executive Officers; Certain
                                                                Relationships and Related Transactions; Principal
                                                                Stockholders; Interests of Certain Persons; Deadline
                                                                for Stockholder Proposals
      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange
            Offer............................................  Not Applicable

                        DOSKOCIL COMPANIES INCORPORATED
                     2601 Northwest Expressway, Suite 1000W
                         Oklahoma City, Oklahoma 73112
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 10, 1995
                           --------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DOSKOCIL COMPANIES INCORPORATED, a Delaware corporation (the "Company"), will be held at
                                                                       , at
10:00 a.m., Central Daylight Time, on Wednesday, May 10, 1995 (the "Annual Meeting"), for the following purposes:

    (1) To elect four members to the Company's Board of Directors, each to serve for a term of three years;

    (2) To increase the aggregate number of shares of the Company's common stock, par value $.01 per share (the "Existing Common Stock"), available under the Company's 1992 Stock Incentive Plan from 810,000 to 1,900,000;

    (3)  To consider  and act  upon a proposal  to approve  the Merger Agreement
       dated as of              , 1995 (the "Merger Agreement"), by and  between
       the Company and New Doskocil Incorporated, a Delaware corporation and a newly-formed, wholly-owned subsidiary of the Company ("New Subsidiary"), pursuant to which the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation (the "Merger"), which is being proposed by the Board of Directors of the Company to accomplish the following objectives:

        (a) to permit the Company to continue its operations under the new name Foodbrands America, Inc., which the Board believes better reflects the Company's focus as a diversified and increasingly broad-based food company; and

        (b) to help assure that the Company's substantial tax benefits (in the form of net operating loss carryforwards) will continue to be available to offset future taxable income by decreasing the likelihood of an "ownership change" for federal income tax purposes, which will be accomplished by including certain transfer restrictions in New Subsidiary's Certificate of Incorporation and certain legends on the certificates representing the common stock, par value $.01 per share, of New Subsidiary (the "New Common Stock"), which will be issued to stockholders in exchange for the Existing Common Stock; and

    (4)  To   transact   such  other  business as  may properly  come before the
       Annual Meeting or any adjournment thereof.

    The Board of Directors of the Company has fixed the close of business on Thursday, March 30, 1995, as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only holders of record on such date will be entitled to vote at the Annual Meeting. A copy of the Proxy Statement/Prospectus relating to the Annual Meeting, a Form of Proxy and the Company's 1994 Annual Report to Stockholders accompany this Notice. The Proxy Statement/Prospectus also relates to the shares of New Common Stock that stockholders will receive pursuant to the Merger.

    PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

    PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                         By Order of the Board of Directors,
                                         [signature of Darian B. Andersen]
                                         Darian B. Andersen
                                         Corporate Secretary
Oklahoma City, Oklahoma
April 10, 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/ PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1995

                           PROXY STATEMENT/PROSPECTUS
                            ------------------------
                        DOSKOCIL COMPANIES INCORPORATED
                           NEW DOSKOCIL INCORPORATED
                     2601 NORTHWEST EXPRESSWAY, SUITE 1000W
                         OKLAHOMA CITY, OKLAHOMA 73112
                         ------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------
                            TO BE HELD MAY 10, 1995

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Doskocil Companies Incorporated, a Delaware corporation (the "Company"), for use at the annual meeting of holders of the common stock, par value $.01 per share, of the Company (the "Existing Common Stock") to be held on Wednesday, May 10, 1995 at
10:00 a.m., Central Daylight Time, at               and any adjournment  thereof
(the "Annual Meeting"). This Proxy Statement/Prospectus and accompanying Notice of Annual Meeting of Stockholders, Form of Proxy and the Company's 1994 Annual Report to Stockholders (the "Annual Report") are first being mailed to stockholders on or about April 10, 1995.

    At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals: (i) Proposal I: the election of four members to the Company's Board of Directors, each to serve for a term of three years; (ii) Proposal II: the increase of the aggregate number of shares of Existing Common Stock under the Company's 1992 Stock Incentive Plan (the "Stock Incentive Plan") from 810,000 to 1,900,000; and (iii) Proposal III: approval of the Merger
Agreement,  dated as of                 , 1995 (the  "Merger Agreement"), by and
between the Company and New Doskocil Incorporated, a Delaware corporation and a newly-formed, wholly-owned subsidiary of the Company ("New Subsidiary"), pursuant to which the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation (the "Merger"). The Merger is intended to accomplish two objectives. First, it will permit the Company to continue its operations under the new name Foodbrands America, Inc., which the Board believes better reflects the Company's focus as a diversified and increasingly broad-based food company (the "Name Change"). Second, the Merger will help assure that the Company's substantial net operating loss carryforwards ("NOLs") will continue to be available to offset future taxable income by decreasing the likelihood of an "ownership change" for federal income tax purposes, which will be accomplished by including certain transfer restrictions in New Subsidiary's Certificate of Incorporation and certain legends on the stock certificates representing the common stock, par value $.01 per share, of New Subsidiary (the "New Common Stock") (collectively, the "Transfer Restrictions"). See "Proposal III. The Merger."

    Except for the Name Change and the Transfer Restrictions, following the Merger, New Subsidiary will be substantially identical to the Company. The directors and officers of the Company immediately prior to the Merger will be the directors and officers, respectively, of New Subsidiary immediately following the Merger. Immediately following the Merger, the Certificate of Incorporation of New Subsidiary will be substantially identical to the Company's Amended and Restated Certificate of Incorporation (the "Company's Certificate of Incorporation") immediately prior to the Merger, except for the Name Change and the Transfer Restrictions, and New Subsidiary's Bylaws will be substantially identical to the Company's Bylaws. Immediately following the Merger, New Subsidiary will have the same consolidated assets, liabilities and stockholders' equity as the Company immediately prior to the Merger.

    As a result of the Merger, each share of Existing Common Stock outstanding immediately prior to the Merger will be converted automatically into the right to receive an equivalent share of New Common Stock immediately following the Merger, and each warrant or other right to purchase or receive Existing Common Stock outstanding immediately prior to the Merger will be converted immediately upon consummation of the Merger, as a matter of law and pursuant to the documents governing such warrants or rights, into a similar warrant or other right, respectively, to purchase or receive an equivalent share of New Common Stock. The relative powers, designations, preferences, rights and qualifications of the New Common Stock will be substantially identical in all material respects to the relative powers, designations, preferences, rights and qualifications of the Existing Common Stock, except as described in this Proxy Statement/Prospectus.

    New Subsidiary has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering up to 12,433,705 shares of New Common Stock to be issued to the Company's stockholders in exchange for their Existing Common Stock pursuant to the Merger (the "Form S-4"). This Proxy Statement/Prospectus constitutes the Prospectus of New Subsidiary relating to the New Common Stock and filed as part of the Form S-4.

    Prior to the Merger, the Existing Common Stock is listed for quotation on the Nasdaq National Market under the symbol "DOSK." Following the Merger, the New Common Stock will be listed for quotation on the Nasdaq National Market under the symbol "FBAI."
                         ------------------------------
    THE SECURITIES ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------
    SEE "CERTAIN SPECIAL CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT STOCKHOLDERS SHOULD CONSIDER PRIOR TO EXECUTING A PROXY OR CASTING A VOTE.
                         ------------------------------

         The date of this Proxy Statement/Prospectus is April 10, 1995

                             AVAILABLE INFORMATION

    The Company is (and, following the Merger, New Subsidiary will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and New Subsidiary will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company (and to be filed by New Subsidiary) may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Existing Common Stock is (and the New Common Stock will be) listed for quotation on the Nasdaq National Market.

    This Proxy Statement/Prospectus does not contain all of the information in the Form S-4 and exhibits thereto. Statements in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, stockholders should refer to the applicable exhibit to the Form S-4. The Form S-4 and the exhibits thereto filed by New Subsidiary with the Commission may be inspected at the public reference facilities of the Commission listed above.
                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR NEW SUBSIDIARY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR NEW SUBSIDIARY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
AVAILABLE INFORMATION...............................................     2
CERTAIN SPECIAL CONSIDERATIONS......................................     4
  Market Considerations.............................................     4
  Continuation of Net Operating Loss Carryforwards..................     4
THE ANNUAL MEETING..................................................     4
  Date, Time, Place and Purpose of the Annual Meeting...............     4
  Record Date; Proxy Information....................................     4
  Quorum; Vote Required.............................................     5
  Market for Common Stock...........................................     6
  Outstanding Warrants; Options; Other Rights.......................     6
  Address of Principal Executive Offices............................     7
PROPOSAL I. ELECTION OF DIRECTORS...................................     7
  Directors.........................................................     8
  Directors Whose Terms Expire in 1995..............................     9
  Continuing Directors..............................................    10
  Meetings of Board of Directors and Committees.....................    11
  Executive Officers................................................    12
  Compensation of Directors and Executive Officers..................    13
    Summary Compensation Table......................................    13
    Option/SAR Grants in Last Fiscal Year...........................    16
    Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
     Option/SAR Values..............................................    17
    Employment, Termination and Change-in-Control Arrangements......    17
    Compensation Committee Interlocks and Insider Participation.....    21
  Report of the Compensation Committee of the Board of Directors....    21
  Stock Price Performance Graph.....................................    26
  Certain Relationships and Related Transactions....................    27
PROPOSAL II. AMENDMENT TO STOCK INCENTIVE PLAN......................    28
PROPOSAL III. THE MERGER............................................    32
  Name Change.......................................................    33
  Transfer Restrictions.............................................    33
  Preservation of Tax Benefits......................................    33
  Effectiveness of the Merger.......................................    35
  Termination of Transfer Restrictions..............................    36
  Merger Structure..................................................    36
  New Subsidiary's Certificate of Incorporation.....................    36
  Conversion of Securities in the Merger............................    37
  Conditions to Consummation of the Merger..........................    37
  Pro Forma and Comparative Financial Statements; Accounting........    37
  Appraisal Rights..................................................    37
  Exchange of Certificates..........................................    37
  Federal Income Tax Consequences...................................    38
PRINCIPAL STOCKHOLDERS..............................................    40
INTERESTS OF CERTAIN PERSONS........................................    42
LEGAL MATTERS.......................................................    42
DEADLINE FOR STOCKHOLDER PROPOSALS..................................    42
INDEPENDENT AUDITORS................................................    42
ANNUAL REPORT ON FORM 10-K..........................................    42
ANNEXES
  Annex A: Merger Agreement.........................................
  Annex B: Certificate of Incorporation of New Doskocil
   Incorporated.....................................................

                         CERTAIN SPECIAL CONSIDERATIONS

MARKET CONSIDERATIONS

    Following the Merger, the New Common Stock will be subject to the Transfer Restrictions, which do not apply to the Existing Common Stock. There can be no assurance that the market price of the New Common Stock will be comparable to the market price of the Existing Common Stock, or that the market price of the New Common Stock will not be adversely affected by the Transfer Restrictions.

    The Transfer Restrictions may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in New Subsidiary. The purpose of the Transfer Restrictions is to preserve tax benefits, however, not to insulate management from change. The Company and New Subsidiary believe that the tax benefits of the Transfer Restrictions outweigh any anti-takeover effect that they may have. Any anti-takeover effect of the Transfer Restrictions will end when the Transfer Restrictions terminate. See "Proposal III. The Merger -- Termination of Transfer Restrictions."

CONTINUATION OF NET OPERATING LOSS CARRYFORWARDS

    Notwithstanding the adoption of the Transfer Restrictions, New Subsidiary may be unable to, or may elect not to, prevent every transaction that could cause an "ownership change" for federal income tax purposes. Any such transaction may severely limit New Subsidiary's ability to utilize the NOLs. There can be no assurance that legislation will not be adopted that would limit New Subsidiary's ability to utilize the NOLs in future periods. However, the Company is not aware of any proposed legislation for changes in the tax laws that could impact the ability of New Subsidiary to utilize the NOLs as described below.

                               THE ANNUAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE ANNUAL MEETING

    The Annual Meeting will be held on Wednesday, May 10, 1995, at 10:00 a.m., Central Daylight Time, at
                         .  At  the Annual  Meeting, the  Company's stockholders
will be asked to consider and act upon the following proposals:

        (1) To elect four members of the Company's Board of Directors, each to serve for a term of three years (see "Proposal I. Election of Directors");

        (2) To approve an amendment to the Stock Incentive Plan to increase the aggregate number of shares of Existing Common Stock available thereunder from 810,000 to 1,900,000 (see "Proposal II. Amendment to Stock Incentive Plan");

        (3) To approve the Merger Agreement, in the form attached hereto as Annex A, pursuant to which the Company will be merged with and into New Subsidiary, a newly-formed, wholly-owned subsidiary of the Company, with New Subsidiary being the surviving corporation, to effect the Name Change and the Transfer Restrictions (see "Proposal III. The Merger"); and

        (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    For a discussion of the tax consequences of the proposed Merger, see "Proposal III. The Merger -- Federal Income Tax Consequences." The Company and New Subsidiary believe that no material federal or state regulatory approvals are necessary in connection with the Merger, other than registrations in connection with securities laws.

RECORD DATE; PROXY INFORMATION

    The Board of Directors of the Company has fixed the close of business on Thursday, March 30, 1995 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Only holders of record of Existing Common Stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were [12,433,705] shares of Existing Common Stock issued and outstanding and entitled to vote at the Annual Meeting. As of such date, there were approximately [2,951] holders of record of Existing Common Stock.

    Stockholders are requested to complete, date, sign and promptly return the accompanying Form of Proxy in the enclosed envelope. All shares of Existing Common Stock represented by properly executed proxies returned to the Company prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon, unless such proxy has been revoked.

    EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED IN FAVOR OF THE NOMINEES FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS STATED HEREIN, FOR APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN AND FOR APPROVAL OF THE MERGER AGREEMENT.

    Any stockholder who executes and delivers a proxy may unconditionally revoke it at any time before it is voted by delivering to Darian B. Andersen, Corporate Secretary of the Company, at 2601 Northwest Expressway, Suite 1000W, Oklahoma City, Oklahoma 73112, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy).

    It is not anticipated that any matters other than those set forth in this Proxy Statement/ Prospectus will be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion in accordance with their best judgment.

    This Proxy Statement/Prospectus and the accompanying Notice of Annual Meeting of Stockholders, Form of Proxy and Annual Report are first being mailed to stockholders on or about April 10, 1995. The Company will bear the costs of soliciting the proxies. In addition to the use of the mails, proxies may be solicited by personal contact, telephone or telegraph by directors, officers, employees or representatives of the Company, and the Company will reimburse brokers or other persons holding stock in their names, or in the names of nominees, for their reasonable expenses in forwarding proxy soliciting materials to beneficial owners.

QUORUM; VOTE REQUIRED

    As of the Record Date, the Company had outstanding [12,433,705] shares of Existing Common Stock. Stockholders are entitled to one vote for each share of Existing Common Stock held as of the Record Date on each matter voted on at the Annual Meeting. Stockholders do not have cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Existing Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will be treated as present for determining whether a quorum has been reached. If a quorum is not present or represented at the Annual Meeting, the stockholders that are present in person or by proxy who are entitled to vote at the Annual Metting may, by majority vote, adjourn the Annual Meeting from time to time until a quorum is present or represented. Assuming that a quorum is present or represented at the Annual Meeting, then: (i) the election of the nominees to the Company's Board of Directors will be by plurality vote; (ii) approval of the amendment to the Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Existing Common Stock present, or represented, and entitled to vote at the Annual Meeting; and (iii) approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Existing Common Stock entitled to vote thereon. Stockholders will not have dissenters' rights of appraisal in connection with the Merger.

    All shares of Existing Common Stock represented by properly executed proxies returned to the Company will be voted at the Annual Meeting. Votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will effectively be votes against the Merger Agreement, but will not count for or against the election of directors or the amendment to the Stock Incentive Plan.

    The [222,602] shares of Existing Common Stock held in the Disputed Claims Reserve (as defined below) as of the Record Date will be counted as present for quorum purposes and will be voted by proxy on matters at the Annual Meeting in the same proportion as all other shares are voted on such matters.

    As of the Record Date, the directors and executive officers of the Company as a group beneficially own [6,493,878] shares of the issued and outstanding Existing Common Stock, or approximately [52.2]% (including the [810,363] shares of Existing Common Stock held by The Airlie Group L.P. ("Airlie") and the [5,515,833] shares of Existing Common Stock held by JLL Associates, L.P. and its affiliates ("JLL Associates")). See "Principal Stockholders." Management believes that all of the shares of Existing Common Stock held by directors, executive officers, JLL Associates and Airlie will be voted in favor of the nominees for election to the Company's Board of Directors stated herein, the amendment to the Stock Incentive Plan and the Merger Agreement.

MARKET FOR COMMON STOCK

    The Existing Common Stock is listed for quotation on the Nasdaq National Market under the symbol "DOSK." On February 16, 1995, the last trading day before the initial filing of the Form S-4, the last sale price of the Existing Common Stock as reported by the Nasdaq Stock Market was $8. Following the Merger, the New Common Stock will be listed for quotation on the Nasdaq National Market under the symbol "FBAI." See "Certain Special Considerations -- Market Considerations."

OUTSTANDING WARRANTS; OPTIONS; OTHER RIGHTS

    All outstanding rights to acquire Existing Common Stock by reason of warrants, options, rights to purchase stock, rights to convert other instruments into stock, and options or other rights to acquire any such interest (collectively, "Rights") will be converted immediately upon consummation of the Merger, as a matter of law and pursuant to the documents governing such Rights, into Rights with respect to the same number of shares of New Common Stock and on the same terms and conditions as previously were applicable to such Rights.

    The following categories of Rights currently exist with respect to the Existing Common Stock: (i) warrants to purchase up to 282,036 shares of Existing Common Stock issued under the Warrant Agreement dated as of October 31, 1991, by and among the Company, Chemical Bank and the other parties named therein; (ii) options to purchase up to 1,299,520 shares of Existing Common Stock under the Stock Incentive Plan, (iii) unvested awards of performance shares covering up to 53,330 shares of Existing Common Stock issued and outstanding under the Stock Incentive Plan ("Performance Shares"); (iv) the rights of holders of shares of the common stock of the Company or the securities of the predecessors of the Company that were outstanding prior to the implementation of the Reorganization Plan (as defined below) and that have not been exchanged for shares of Existing Common Stock pursuant to the terms of the Reorganization Plan; and (v) the rights of certain claimholders to receive 222,602 shares of Existing Common Stock held in the Disputed Claims Reserve upon the resolution of disputed claims pursuant to the Reorganization Plan. The number of shares of Existing Common Stock held in the Disputed Claims Reserve are included in the number of shares of Existing Common Stock currently deemed to be issued and outstanding, as noted above. The shares covered by the other Rights are not included in the number of currently issued and outstanding shares of Existing Common Stock.

    The Third Amended Joint Plan of Reorganization For Doskocil Companies Incorporated and Chapter 11 Affiliates, as Modified (the "Reorganization Plan") became effective on October 31, 1991, and has been substantially consummated. Under the terms of the Reorganization Plan, however, certain claimholders and interestholders are still entitled to receive a distribution of the Existing Common Stock in consideration of and as satisfaction for claims they previously held against the Company or its subsidiaries. Such parties included unsecured creditors of the Company and its subsidiaries and certain stockholders of the Company and its subsidiaries.

    Under the terms of the Reorganization Plan, a stock reserve (the "Disputed Claims Reserve") was established from which distributions of shares of Existing Common Stock would be made upon the allowance of the claims of unsecured creditors and interestholders. To date, a substantial number of the shares of Existing Common Stock held by the Company in the Disputed Claims Reserve have been distributed. However, as of the Record Date, [222,602] shares of Existing Common Stock remain in the Disputed Claims Reserve. These shares will be exchanged for shares of New Common Stock, which will be distributed to unsecured creditors and/or interestholders upon resolution of the remaining claims against the bankruptcy estates, with the number of shares to be distributed to creditors or interestholders being determined by the nature and amount of their claim.

    Notwithstanding the continued jurisdiction of the bankruptcy court over the Disputed Claims Reserve, the Company does not believe it is necessary to obtain bankruptcy court approval to consummate the Merger. The Company does not believe that the Merger constitutes a modification of the Reorganization Plan because the Merger will have no effect upon the amount or value of the consideration to be distributed thereunder to creditors or interestholders. Further, the Reorganization Plan expressly provides that the Company may merge, consolidate, dissolve, or take other corporate action at any time on or after the Effective Date of the Reorganization Plan.

ADDRESS OF PRINCIPAL EXECUTIVE OFFICES

    The principal executive offices of the Company and New Subsidiary are located at 2601 Northwest Expressway, Suite 1000W, Oklahoma City, Oklahoma 73112. The telephone number for both the Company and New Subsidiary is (405) 879-5500.

                       PROPOSAL I. ELECTION OF DIRECTORS

    At the Annual Meeting, the positions of the four directors whose current terms expire in 1995 are to be filled. The persons elected to these positions shall hold office until their successors are duly elected and qualified at the annual meeting of stockholders in 1998, or until they earlier die, resign or are removed from office in accordance with applicable law. Ms. Cliff and Messrs. Devening, Levy and Littlejohn, who currently hold the four positions that are to be filled at the Annual Meeting, are nominees for re-election at the Annual Meeting for three-year terms expiring at the annual meeting of stockholders in 1998. See "Directors Whose Terms Expire in 1995" for information with respect to each of the nominees.

    It is the intention of the persons named in the enclosed proxy to vote the shares of Existing Common Stock represented thereby for the election of these nominees unless authority therefor is withheld. While it is not expected that any of the nominees will be unable or unwilling to accept office, if for any reason any of them shall be unable or unwilling to do so and a position on the Board of Directors remains vacant as a result, then the proxies will be voted for a nominee or nominees selected by the Board of Directors of the Company. The Company knows of no family relationships between any director or executive officer and any other director or executive officer of the Company.

    The election of the nominees to the Board of Directors will be by plurality vote.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

                                   DIRECTORS

    The directors of the Company immediately prior to the Merger will be the directors of New Subsidiary immediately after the Merger. New Subsidiary's Board of Directors will establish committees similar to those currently provided for by the Company's Board of Directors, and the members of various committees of the Company's Board of Directors immediately prior to the Merger will be the members of the corresponding committees of New Subsidiary's Board of Directors immediately following the Merger. In addition, the provisions in New Subsidiary's Certificate of Incorporation and Bylaws regarding directors will be substantially identical to the corresponding provisions of the Company's Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation provides that, and New Subsidiary's Certificate of Incorporation will provide that, the directors of the Company and New Subsidiary, respectively, be divided into three classes, as nearly equal in number as possible, with approximately one-third of the Board of Directors to be elected at each annual meeting of stockholders to hold office for a term expiring at the third annual meeting of stockholders after their election. Pursuant to the Company's Certificate of Incorporation and applicable law, the current Board of Directors of the Company is comprised of the following persons, listed by classification of the year in which their current terms of office expire:

             1995                            1996                            1997
- ------------------------------  ------------------------------  ------------------------------
Yvonne V. Cliff                 Thomas W. Arenz                 Theodore Ammon
R. Randolph Devening            Richard T. Berg                 Richard N. Bauch
Paul S. Levy                    Robert D. Cook                  Dort A. Cameron III
Angus C. Littlejohn, Jr.        Paul W. Marshall                Terry M. Grimm
                                                                Peter A. Joseph

    Pursuant to the Stock Purchase Agreement (the "JLL Agreement") dated February 16, 1993, between the Company and Joseph Littlejohn & Levy Fund, L.P., an affiliate of JLL Associates ("JLL"), on March 22, 1993, JLL purchased two million newly-issued shares of Existing Common Stock at $15.00 per share. Pursuant to the terms of the JLL Agreement, JLL is entitled to designate for nomination to the Company's Board of Directors (the "JLL Designees") one less than the number of persons that would constitute a majority of the members of the Company's Board of Directors and the Company agreed to nominate and use its best efforts to cause the JLL Designees to be elected to the Company's Board of Directors. The number of JLL Designees will be reduced as JLL's stock holdings decrease. Further, pursuant to the JLL Agreement, for so long as JLL is entitled to nominate a JLL Designee, the Company agrees to nominate and use its best efforts to cause to be elected to the Company's Board of Directors one individual who is not affiliated either with the Company or with JLL (the "Independent Director") mutually acceptable to both a majority of the directors who are JLL Designees and a majority of the directors who are not JLL Designees. New Subsidiary, as successor to the Company, will be bound by the terms of the JLL Agreement.

    Pursuant to the terms of the JLL Agreement, the Company entered into a Stockholders Agreement dated March 22, 1993 (the "Airlie Agreement") with Airlie pursuant to which, among other things, Airlie has the right, for so long as it owns 5% or more of the Outstanding Shares (as defined in the Airlie Agreement), to nominate one person for election to the Company's Board of Directors provided that such person is mutually acceptable to both a majority of the Company's directors who are JLL Designees and a majority of the Company's directors who are not JLL Designees (the "Airlie Designee"). The Company director who is the Airlie Designee shall be the Independent Director, so long as there is a director who is the Airlie Designee. New Subsidiary, as successor to the Company, will be bound by the terms of the Airlie Agreement.

    JLL and Airlie each separately have agreed to vote all voting securities held by them in favor of persons nominated by the Company in accordance with the JLL Agreement and the Airlie Agreement, respectively. JLL shall have the right to fill vacancies created if a director who is a JLL Designee shall resign, die, or is removed, or declines to stand for re-election or is not renominated for re-election (a "Vacancy"). Any Vacancy involving the director who is the Airlie Designee shall be filled with another Airlie Designee. The directors who are not JLL Designees shall have the right to fill any Vacancy involving a director who is not a JLL Designee, except that any Vacancy involving the Independent

Director (if he or she is not the Airlie Designee) shall be filled by a person mutually acceptable to both a majority of the directors who are JLL Designees and a majority of the directors who are not JLL Designees.

    The JLL Agreement and the Airlie Agreement each include certain restrictions on the ability of JLL and Airlie, respectively, among other things, to resell or otherwise transfer securities of the Company or to purchase additional securities of the Company and grant certain demand and piggyback registration rights to each of JLL and Airlie.

    Pursuant to the terms of the JLL Agreement, the existing JLL Designees on the Company's Board of Directors, and following the Merger, on New Subsidiary's Board of Directors, are Ms. Cliff and Messrs. Joseph, Littlejohn, Levy, Ammon and Arenz. Pursuant to the terms of the Airlie Agreement, the existing Airlie Designee and the Independent Director is Mr. Cameron. The directors who are not JLL Designees are Messrs. Bauch, Berg, Cook, Devening, Grimm and Marshall.

    One vacancy exists in the class of directors whose current terms in office expire in 1995. This vacancy was created by the resignation of Theodore A. Myers, a director who was not a JLL Designee, in July of 1993. This vacancy may be filled at any time by the affirmative vote of a majority of the directors who are not JLL Designees pursuant to the Company's Bylaws and, following the Merger, New Subsidiary's Bylaws. In addition, one vacancy exists in the class of directors whose current terms in office expire in 1996. This vacancy was created by the resignation of Michael I. Klein, a director who was a JLL Designee, in December of 1994. This vacancy may be filled at any time by the affirmative vote of a majority of the JLL Designees pursuant to the Company's Bylaws and, following the Merger, New Subsidiary's Bylaws.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1995

          NAME AND AGE                              PRINCIPAL OCCUPATION                     DIRECTOR SINCE
- --------------------------------  --------------------------------------------------------  ----------------
Yvonne V. Cliff(1)                General Partner, JLL Associates                           March 1993
Age 33
R. Randolph Devening(2)           Chairman, President & Chief                               August 1994
Age 52                            Executive Officer of the Company
Paul S. Levy(3)                   General Partner, JLL Associates                           March 1993
Age 46
Angus C. Littlejohn, Jr.(4)       General Partner, JLL Associates                           March 1993
Age 44

- ------------------------

(1) Ms. Cliff is a partner of JLL Associates, which she joined in June 1988. Ms. Cliff serves on the Board of Directors of OrNda HealthCorp.

(2) Mr. Devening has been Chairman, President, Chief Executive Officer and a director of the Company since August 1994. From May 1993 until July 1994, Mr. Devening was Vice Chairman and Chief Financial Officer of Fleming Companies, Inc., ("Fleming"), which is the second-largest food marketing and distribution company in the United States and one of the Company's largest customers. From June 1989 to April 1993, Mr. Devening was Executive Vice President and Chief Financial Officer of, and from February 1990 to July 1994 was a director of, Fleming. Mr. Devening currently serves on the Boards of Directors of Arkwright Mutual Insurance Company, The Fred Jones Companies, Inc., Furr's Supermarkets, Inc. and ABCO Markets, Inc.

(3) Mr. Levy has been a partner of JLL Associates and its predecessors since May 1988. Mr. Levy serves as Chairman of the Board of Directors of Lancer Industries, Inc. and as a member of the Board of Directors of OrNda HealthCorp. and of Tyco International, Inc.

(4) Mr. Littlejohn has been a partner of JLL Associates and its predecessors since July 1987. Mr. Littlejohn serves on the Board of Directors of OrNda HealthCorp. and of Lancer Industries, Inc.

                              CONTINUING DIRECTORS

    The following table sets forth information with respect to the directors of the Company and, following the Merger, New Subsidiary, whose current terms expire in 1996 and 1997.

          NAME AND AGE                              PRINCIPAL OCCUPATION                     DIRECTOR SINCE
- --------------------------------  --------------------------------------------------------  ----------------
Theodore Ammon(1)                 Private Investor                                          March 1993
Age 44
Thomas W. Arenz(2)                Principal of JLL                                          March 1993
Age 37
Richard N. Bauch(3)               Private Investor, Bauch Investments                       October 1991
Age 46
Richard T. Berg(4)                Director of the Company                                   October 1991
Age 68
Dort A. Cameron III(5)            General Partner, EBD L.P., a General                      May 1992
Age 50                            Partner of Airlie
Robert D. Cook(6)                 President and Chief Executive Officer,                    October 1991
Age 64                            R.D. Cook Management Corporation
Terry M. Grimm(7)                 Partner, Winston & Strawn law firm                        October 1991
Age 52
Peter A. Joseph(8)                General Partner, JLL Associates                           March 1993
Age 42
Paul W. Marshall(9)               Chairman and Chief Executive Officer                      October 1991
Age 52                            of Rochester Shoe Tree Company

- ------------------------

 (1) Mr. Ammon is a private investor based in New York. From 1990 to 1992, Mr. Ammon was a general partner of Kohlberg Kravis Roberts & Company, an investment firm. Mr. Ammon serves as Chairman of the Board of Big Flower Press, Inc. and as a member of the Board of Directors of Host Marriott Corporation and Astrum International Corp.

 (2) Mr. Arenz has been a principal of JLL since June 1991. From March 1990 to May 1991, Mr. Arenz was a Vice President in the corporate finance department of the investment firm of Kidder, Peabody & Co., Inc. where he was involved in both restructuring and general corporate finance assignments.

 (3) Mr. Bauch has been a private investor since 1989.

 (4) From September 1990 to October 1991, Mr. Berg served as an employee of a subsidiary of the Company and from October 1991 to December 1992 served as a consultant to a subsidiary of the Company. Mr. Berg was retired from October 1988 to September 1990.

 (5) Mr. Cameron has been the general partner of EBD, L.P., the general partner of Airlie, a manager of private investment funds, since October 1988. Mr. Cameron has been for more than five years the general partner of BMA Limited Partnership, the general partner of Investment Limited Partnership. Mr. Cameron serves as Chairman of the Board of Darling/Delaware Company Incorporated and Entex and as a member of the Board of Directors of Perkins Management Company, Inc., which is a general partner of Perkins Family Restaurants, L.P.

 (6) Mr. Cook has been for more than five years President and Chief Executive Officer of R.D. Cook Management Corporation, a management consulting firm. Mr. Cook is Chairman of the Board of Directors of American Nursery Products, Inc.

 (7) Mr. Grimm has been for more than five years a partner with the law firm of Winston & Strawn and is a member of that firm's Executive Committee and Litigation Committee.

(8)  Mr. Joseph has been a partner of JLL Associates and its predecessors  since
     July 1987. Mr. Joseph serves on the Board of Directors of OrNda HealthCorp.
     and of Lancer Industries, Inc.
(9)  Mr. Marshall has been Chairman and Chief Executive Officer of the Rochester
     Shoe  Tree Company, a shoe tree  manufacturing company, since October 1991.
     Mr. Marshall was an adjunct professor of the Harvard Graduate School of Business Administration from July 1989 through February 1992. He also was
     Chairman of Industrial Economics, Incorporated, a consulting firm, from 1989 to 1991, and a Member of the Lexington Board of Selectmen from 1984 to 1993. Mr. Marshall serves on the Board of Directors of Applied Extrusion
     Technologies, Inc., BE Aerospace, Inc. and Raymond James Financial, Inc.

                 MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

    During the Company's fiscal year ended December 31, 1994 ("Fiscal 1994"), the Board of Directors of the Company held five regular meetings and two special meetings. During Fiscal 1994, no incumbent directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Company's Board of Directors (held during the period for which they served as directors of the Company) and (ii) the total number of meetings held by all committees of the Board of Directors on which they served, if any (during the periods that each served).

    The  Company's  Board  of  Directors  has  standing  Executive,  Audit   and
Compensation Committees. The Company does not have a standing nominating committee. The normal duties of such a committee are carried out by the Executive Committee.

    The Executive Committee is responsible for submitting major long-range plans and policies to the Board of Directors for consideration and approval, and, subject to certain exceptions, has the full power of the Board. The Executive Committee also recommends to the Board the names of candidates for election to, or to fill vacancies on, the Board of Directors. The Executive Committee will consider qualified candidates recommended by stockholders. The Executive Committee currently is composed of R. Randolph Devening, Chairman, Richard T. Berg, Dort A. Cameron III and Angus C. Littlejohn, Jr. The Executive Committee held one meeting and acted by unanimous written consent on three occasions in Fiscal 1994.

    The Audit Committee is responsible for recommending the selection of independent auditors, reviewing with the independent auditors the general scope of their audit services to be performed and the annual results of their audit. The Audit Committee also reviews reports and recommendations made to the Audit Committee by the independent auditors and the Company's system of internal control and consults with management as it deems appropriate on the results of its reviews. The Audit Committee currently is composed of Robert D. Cook, Chairman, Richard T. Berg, Angus C. Littlejohn, Jr. and Paul W. Marshall. The Audit Committee held two meetings in Fiscal 1994.

    The Compensation Committee is responsible for reviewing salaries, bonuses and other compensation arrangements of all officers of the Company and is responsible for granting incentive awards and stock options pursuant to the Company's incentive plans. The Compensation Committee currently is composed of Terry M. Grimm, Chairman, Richard N. Bauch, Dort A. Cameron III, and Yvonne V. Cliff. The Compensation Committee held two meetings in Fiscal 1994 and acted by written consent on one occasion.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires directors, executive officers and beneficial owners of more than 10% of the Existing Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission and the National Association of Securities Dealers, Inc., and to provide the Company with copies. Based solely on a review of the copies of such reports provided to the Company and written representations from the directors and executive officers, the Company believes that: (i) one report was not timely filed when Dr. Howard C. Madsen became an executive officer of the Company, (ii) one report was not timely filed when Mr. Horst O. Sieben became an executive officer of the Company, and (iii) reports were not timely filed when Mr. Robert S. Wright (a) became an executive officer of the Company, (b) was granted an option to purchase 30,000 shares of Existing Common Stock, and (c) was granted an option to purchase 38,814 shares of Existing Common Stock. All such filings subsequently have been made.

                               EXECUTIVE OFFICERS

    The officers of the Company immediately prior to the Merger will be the officers of New Subsidiary immediately following the Merger. The provisions in New Subsidiary's Certificate of Incorporation and Bylaws regarding officers will be substantially identical to the corresponding provisions of the Company's Certificate of Incorporation and Bylaws.

    The following individuals currently serve as executive officers of the Company, each of whom has been elected to serve for a term of one year or until his successor is duly elected and qualified, and, following the Merger, will serve as executive officers of New Subsidiary.

                NAME                     AGE                                   POSITION
- ------------------------------------     ---     ---------------------------------------------------------------------
R. Randolph Devening(1)                  53      Chairman, President & Chief Executive Officer
Horst O. Sieben(2)                       56      Senior Vice President and Chief Financial Officer
Thomas G. McCarley(3)                    49      Senior Vice President and President, Food Service Division of the
                                                  Company (the "Food Service Division")
Larry P. Swafford(4)                     48      Senior Vice President and President, Retail Division of the Company
                                                  (the "Retail Division")
Robert S. Wright(5)                      49      Senior Vice President and President, Doskocil Specialty Brands
                                                  Company ("Specialty Brands Division")
William L. Brady(6)                      46      Vice President and Controller
Bryant P. Bynum(7)                       32      Vice President-Planning and Corporate Finance & Treasurer
David J. Clapp(8)                        50      Vice President-Operating Services
Raymond J. Haefele(9)                    44      Vice President and President, Deli Division of the Company (the "Deli
                                                  Division")
Howard C. Madsen(10)                     51      Vice President-Procurement
Darian B. Andersen(11)                   52      Corporate Secretary and Director-Law Department

- ------------------------
 (1) Mr. Devening has been Chairman, President, Chief Executive Officer and a director of the Company since August 1994. See "Directors Whose Terms Expire in 1995" for a description of Mr. Devening's business experience.

 (2) Mr. Sieben has been Senior Vice President and Chief Financial Officer of the Company since October 1994. For more than four years prior thereto, Mr. Sieben was the Chief Financial Officer of Golding Industries, Inc., a subsidiary of Lancer Industries, Inc.

 (3) Mr. McCarley has been Senior Vice President-General Manager, Food Service Division of the Company since October 1991 and President of the Food Service Division since September 1994. Prior to that time, Mr. McCarley was Senior Vice President-Sales and Marketing of the Company.

 (4) Mr. Swafford became Senior Vice President of the Company and President of the Retail Division effective January 31, 1995. From February 1993 to January 1995, Mr. Swafford was Vice President and General Manager of a division of Bryan Foods, a subsidiary of Sara Lee Corporation and, for more than three years prior thereto, Mr. Swafford was Vice President of John Morrell & Co., a subsidiary of Chiquita Brands International.

 (5) Mr. Wright has been Senior Vice President of the Company and President of Specialty Brands Division since June 1994. From May 1992 to June 1994, Mr. Wright was President of the Prepared Foods Division of International Multifoods Corporation, a processor and marketer of food products; from October 1991 to May 1992, Mr. Wright was Vice President of Marketing of Masterlock Co., a manufacturer of lock products and a division of American Brands Inc.; and prior to October 1991, Mr. Wright was Group Vice President, Universal Foods Corp., a diversified manufacturer of food products.

 (6) Mr. Brady has been Vice President of the Company since January 1990 and Controller of the Company since May 1990.

 (7) Mr. Bynum has  been Vice  President-Planning and Corporate  Finance of  the
     Company  since February  1993 and  Treasurer of  the Company  since January
     1994. Mr.  Bynum was  Director-Corporate Planning  and Development  of  the
     Company prior to February 1993.

 (8) Mr.  Clapp has been Vice President-Operating  Services of the Company since
     October 1991. Mr. Clapp was Vice  President of Operations of Wilson  Brands
     ("Wilson Brands"), a division of Wilson Foods Corporation, a subsidiary of the Company ("Wilson Foods"), prior to September 1991.

 (9) Mr. Haefele has been Vice  President-General Manager, Deli Division of  the
     Company  since  January  1993  and President  of  the  Deli  Division since
     September 1994. Mr. Haefele was Vice President-Retail Sales of the Company from October 1991 to January 1993 and Vice President of Sales of Wilson
     Brands prior to October 1991.

(10) Dr. Madsen  has  been  Vice  President-Procurement  of  the  Company  since
     February 1994. Dr. Madsen was Vice President of Purchasing at Sara Lee Meat
     Group, a division of Sara Lee Corporation, for more than four years prior thereto.

(11) Mr. Andersen has been Corporate Secretary and Director-Law Department of the Company since October 1991. Prior to that time, Mr. Andersen served as Corporate Secretary and Associate General Counsel of Wilson Foods.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

    Directors who are not employees of the Company or its subsidiaries each receive from the Company $20,000 per year (prorated for partial years) for serving on the Board of Directors, plus expenses, and $750 for each Board meeting attended in person or by telephone conference call, and $500 for each committee meeting attended. In addition, directors who are not employees of the Company or its subsidiaries and who serve as committee chairmen receive an additional $2,000 per year. Each non-employee director also receives options to purchase 5,000 shares of Existing Common Stock pursuant to the Stock Incentive Plan.

SUMMARY COMPENSATION TABLE

    The following table summarizes, for each of Fiscal 1994, fiscal 1993 and fiscal 1992, the compensation awarded, paid to or earned by: (i) John T. Hanes, the chief executive officer of the Company from January 1, 1994, to August 15, 1994; (ii) R. Randolph Devening, who became the chief executive officer of the Company effective as of August 15, 1994; (iii) each of the four most highly compensated executive officers, other than Messrs. Hanes and Devening, who served as executive officers of the Company or its subsidiaries as of December 31, 1994; and (iv) Charles I. Merrick, the former Vice

President-Administration of the Company who resigned effective November 13, 1994, and who would have been one of the four most highly compensated executive officers but for the fact that he was not serving as an executive officer of the Company as of December 31, 1994.

                                                                      LONG-TERM COMPENSATION
                                                                    ---------------------------
                                                                              AWARDS
                                                                    ---------------------------
                                                                                    SECURITIES        ALL
                                           ANNUAL COMPENSATION       RESTRICTED     UNDERLYING       OTHER
            NAME AND                    -------------------------   STOCK AWARDS   OPTIONS/SARS   COMPENSATION
       PRINCIPAL POSITION         YEAR  SALARY ($)   BONUS ($)(1)      ($)(2)          (#)           ($)(3)
- --------------------------------  ----  ----------   ------------   ------------   ------------   ------------
R. Randolph Devening(4)           1994   229,187      500,000            --         625,593           3,039
  Chairman, President and         1993      --            --             --             --             --
  Chief Executive Officer         1992      --            --             --             --             --
John T. Hanes(5)                  1994   270,000          --             --             --          662,440
  Former Chairman,                1993   405,000      226,559            --             --           27,013
  President and Chief             1992   375,000      157,500        375,000         40,000          25,067
  Executive Officer
Thomas G. McCarley                1994   171,593      101,276            --          33,814           5,175
  Senior Vice President and       1993   165,000          --             --             --            7,294
  President, Food Service         1992   150,000       72,545        187,500         10,000           7,388
  Division
Robert S. Wright(6)               1994   151,750      127,961            --          68,814           4,139
  Senior Vice President and       1993      --            --             --             --             --
  President, Specialty            1992      --            --             --             --             --
  Brands Division
Raymond J. Haefele                1994   124,520       80,275            --          27,540           4,415
  Vice President and              1993   113,120          --             --             --            4,944
  President, Deli Division        1992   101,304       45,324            --           5,000           6,214
Howard C. Madsen(7)               1994   117,205       47,000            --          25,024             306
  Vice President -                1993      --            --             --             --             --
  Procurement                     1992      --            --             --             --             --
Charles I. Merrick(8)             1994   126,091          --             --             --          126,812
  Former Vice                     1993   129,600          --             --             --           14,104
  President-Administration        1992   120,000       46,090        150,000          8,000          13,232

- ------------------------------
(1) The amounts in this column include, with respect to Mr. Devening, a $500,000 signing bonus, and, with respect to Dr. Madsen, a $37,000 signing bonus. The amounts also include a special cash bonus of $10,000 paid to Dr. Madsen in Fiscal 1994 for his individual accomplishments. The amounts also include a performance bonus of $127,961 paid to Mr. Wright pursuant to the terms of the Employment Agreement between Mr. Wright and the Company. See "-- Employment, Termination and Change-in-Control Arrangements -- Wright Agreement." In addition, the Compensation Committee waived certain target requirements under the Company's Annual Incentive Plan (the "Annual Incentive Plan") and granted special bonuses of $101,276 and $80,275, respectively, to Mr. McCarley and Mr. Haefele because of the high level of performance of the Company's Food Service and Deli Divisions. The amounts in this column also include Performance Shares granted pursuant to the Stock Incentive Plan. See "-- Employment, Termination and Change-in-Control Arrangements -- Doskocil Companies Incorporated 1992 Stock Incentive Plan." No Performance Shares were granted in Fiscal 1994. Pursuant to the Hanes Settlement Agreement (as defined below), the Company waived the requirements for the vesting of the Performance Shares held by Mr. Hanes, and all unvested Performance Shares held by Mr. Hanes vested during fiscal 1993. As a result, the amounts shown in this column reflect the fair market value of Mr. Hanes' 20,833 Performance Shares that vested in fiscal 1993 based on their fair market value as of December 31, 1993.

(2) The amounts shown are the fair market value of shares of restricted stock granted under the Stock Incentive Plan ("Restricted Stock") as of February 3, 1992, the date of grant. Pursuant to the terms of such grant, one-third of the shares of Restricted Stock were to vest on January 1, 1993, one-third were to vest on January 1, 1994, and the balance were to vest on January 1, 1995. Under the Hanes Settlement Agreement, Mr. Hanes' remaining shares of Restricted Stock became vested on December 31, 1993. Under the Merrick Settlement Agreement (as defined below), Mr. Merrick's remaining shares of Restricted Stock became vested on December 2, 1994. A total of 79,168 shares of Restricted Stock had vested by January 1, 1994, and a total of 14,166 shares of Restricted Stock had vested by January 1, 1995. The executives were entitled to any dividends paid on the Restricted Stock, but no dividends were paid. In addition to the above terms, the Restricted Stock generally vested upon a Change of Control Event (as defined below) if the executive's employment with the Company was terminated following a Change of Control Event. The Stock Incentive Plan defines a "Change of Control Event" as any of the following: (i) a person, company or group acquires a sufficiently large block of Existing Common Stock which, when voted with shares solicited by proxy or written consent without the benefit of a management supported proxy, would enable  such  person, company  or  group to  elect  a member  of  the
     Company's Board of Directors; (ii) a merger or consolidation of the Company with  and into another company (other than a wholly-owned subsidiary of the
     Company) in which the Company is not the surviving company, or the  Company is  the  surviving  company  and  the members  of  the  Company's  Board of
     Directors  immediately  prior  to  the  merger  or  consolidation  do   not
     constitute  a  majority of  the board  of the  surviving company  after the merger; (iii) a sale of all  or substantially all of the Company's  assets;
     or (iv) any other kind of corporate reorganization where the Company is not the survivor or the members of the Company's board immediately prior to the reorganization  do not constitute a majority  of the board of the surviving company.

(3)  For Mr.  Devening,  includes  $3,039  contributed by  the  Company  to  the
     Doskocil  Retirement  & Profit  Sharing Plan  (the "Doskocil  401(k) Plan")
     during Fiscal 1994.
     For Mr. Hanes, includes $634,760  in separation payments, $10,800  relating to an interest-free loan, $10,000 for financial counseling and professional advisory  services, $2,130 paid by the Company for term life insurance, and
     $4,750 contributed by the Company to the Doskocil 401(k) Plan during Fiscal
     1994;  $3,767  paid  by  the  Company  for  term  life  insurance,   $3,788
     contributed  by  the  Company  to  the  Doskocil  401(k)  Plan  and $19,458
     contributed by the Company to  the Wilson Foods Corporation Retirement  and
     Profit-Sharing  Plan for Salaried Employees  (the "Wilson Plan") for fiscal
     1993; and $3,542 paid by the  Company for term life insurance, and  $21,525
     contributed   by  the  Company   to  the  Wilson   Plan  during  for  1992.
     For Mr. McCarley, includes $425 paid by the Company for term life insurance and $4,750 contributed by  the Company to the  Doskocil 401(k) Plan  during
     Fiscal  1994; $574 paid by the Company  for term life insurance, and $6,720 contributed by the Company to the Doskocil 401(k) Plan during fiscal  1993;
     and  $522  paid  by  the  Company  for  term  life  insurance,  and  $6,866 contributed by the Company to the Doskocil 401(k) Plan during fiscal  1992.
     For  Mr. Wright, includes $234 paid by  the Company for term life insurance and $3,905 contributed by  the Company to the  Doskocil 401(k) Plan  during
     Fiscal 1994.
     For Mr. Haefele, includes $153 paid by the Company for term life insurance, and  $4,262 contributed by  the Company to the  Doskocil 401(k) Plan during
     Fiscal 1994;  $259 paid  by the  Company for  term life  insurance,  $2,062 contributed  by  the  Company  to  the  Doskocil  401(k)  Plan  and  $2,623
     contributed by the  Company to the  Wilson Plan for  fiscal 1993; and  $244 paid  by the Company for term life insurance, and $5,970 contributed by the
     Company to the Wilson Plan for fiscal 1992.
     For Dr. Madsen, includes $306 paid  by the Company for term life  insurance during Fiscal 1994.
     For Mr. Merrick, includes $122,395 in separation payments, $425 paid by the
     Company  for term life insurance, and  $3,992 contributed by the Company to the Doskocil 401(k) Plan during Fiscal  1994; $821 paid by the Company  for term  life insurance,  $2,309 contributed  by the  Company to  the Doskocil
     401(k) Plan and $10,974 contributed by  the Company to the Wilson Plan  for fiscal  1993; and  $798 paid  by the Company  for term  life insurance, and
     $12,434 contributed by the Company to the Wilson Plan for fiscal 1992.

(4)  On August 15,  1994, R.  Randolph Devening  became Chairman  of the  Board,
     President  and Chief Executive Officer of  the Company. See "-- Employment,
     Termination and Change-in-Control Arrangements -- Devening Agreement."

(5)  On October 23,  1993, John T.  Hanes announced his  intention to retire  as
     Chairman, President and Chief Executive Officer of the Company, effective when a successor was named. On December 31, 1993, Mr. Hanes and the Company entered into a Settlement Agreement, which was subsequently amended. See
     "--  Employment,  Termination and  Change-in-Control Arrangements  -- Hanes
     Settlement Agreement." Mr. Hanes' retirement became effective on August 15,
     1994.

(6)  Mr. Wright became  Senior Vice President  of the Company  and President  of
     Specialty Brands in June 1994.
     See  "--  Employment,  Termination  and  Change-in-Control  Arrangements --
     Wright Agreement."

(7)  Dr. Madsen became Vice President -  Procurement of the Company in  February
     1994.

(8)  Effective  November 12, 1994, Charles I. Merrick resigned as Vice President
     -Administration of the Company and as  an officer of all related  entities.
     See  "--  Employment,  Termination  and  Change-in-Control  Arrangements --
     Merrick Settlement Agreement."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                                  POTENTIAL REALIZED
                                               ----------------------------------                          VALUE AT ASSUMED
                                  NUMBER OF      % OF TOTAL                                             ANNUAL RATES OF STOCK
                                 SECURITIES     OPTIONS/ SARS                                           PRICE APPRECIATION FOR
                                 UNDERLYING      GRANTED TO         EXERCISE                               OPTION TERM (1)
                                OPTIONS/SARS    EMPLOYEES IN         OR BASE                            ----------------------
             NAME                GRANTED (#)     FISCAL YEAR      PRICE ($/SH)       EXPIRATION DATE      5% ($)     10% ($)
- ------------------------------  -------------  ---------------  -----------------  -------------------  ----------  ----------
R. Randolph Devening               625,593(2)          68.5              9          September 28, 2004   3,413,511   8,770,479
John T. Hanes                         0              --                --                  --               --          --
Thomas G. McCarley                  33,814(3 )          3.7              9          September 28, 2004     184,489     474,072
Robert S. Wright                    30,000(4 )          3.3             10.75      May 31, 2004            202,830     513,990
                                    38,814(3 )          4.2              9          September 28, 2004     211,769     544,172
Raymond J. Haefele                  27,540(3 )          3.0              9          September 28, 2004     150,258     386,111
Howard C. Madsen                    22,357(3 )          2.4              9          September 28, 2004     121,980     313,445
                                     2,667(5 )     *                    11         February 2, 1998          6,322      13,615
Charles I. Merrick                   0              --              --                     --               --          --

- ------------------------------
  * Less than one percent

(1) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Commission's rules and are not intended as a forecast of possible future appreciation in stock prices.

(2) The Company granted, subject to stockholder approval, to Mr. Devening options to purchase, in the aggregate, a number of shares of Existing Common Stock equal to 5% of the total number of shares of Existing Common Stock outstanding on September 29, 1994 (the date of grant), as adjusted to reflect the number of shares issued in the rights offering made pursuant to the offering prospectus dated September 19, 1994 (the "Rights Offering"), at an exercise price per share equal to the greater of the exercise price under the Rights Offering ($9) or the fair market value on the date of grant ($8 7/8). Accordingly, Mr. Devening has been granted options to purchase 625,593 shares of Existing Common Stock at an exercise price of $9 per share. Nine percent of such options vested on December 31, 1994, and 18.2% of such options vest on December 31 of each of the subsequent five years if Mr. Devening remains an employee of the Company and the Company meets the specified earnings target for such year. The options terminate 10 years from the date of grant and must be exercised within 90 days after Mr. Devening ceases to be an employee of the Company.

(3) The Company granted, subject to stockholder approval, these options on September 29, 1994, at an exercise price of $9 per share. Nine percent of such options vested on December 31, 1994, and 18.2% of such options will vest on December 31 of each of the subsequent five years if the recipient remains an employee of the Company and the Company meets the specified earnings target for such year. The options terminate 10 years from the date of grant and must be exercised within 90 days after the recipient ceases to be an employee of the Company.

(4) The Company granted to Mr. Wright 30,000 options on June 1, 1994, pursuant to an Employment Agreement between the Company and Mr. Wright. See "-- Employment, Termination and Change-in-Control Arrangements -- Wright Agree-ment." These options have an exercise price of $10.75 per share and one-third of such options vest on each of the first three anniversaries of the date of grant.

(5) The Company granted to Dr. Madsen 2,667 options on February 26, 1994. These options have an exercise price of $11 per share, and became exercisable on February 3, 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                             OPTIONS/SARS AT              OPTIONS/SARS
                                    SHARES ACQUIRED    VALUE REALIZED          FY-END (#)                 AT FY-END ($)
              NAME                  ON EXERCISE (#)          ($)         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE (1)
- ---------------------------------  -----------------  -----------------  -----------------------  -----------------------------
R. Randolph Devening                           0                  0           56,303/569,290                    0/0(2)
John T. Hanes                                  0                  0                 40,000/0                    0/0(3)
Thomas G. McCarley                             0                  0             9,709/34,105                    0/0(4)
Robert S. Wright                               0                  0             3,493/65,321                    0/0(5)
Raymond J. Haefele                             0                  0             5,812/26,728                    0/0(6)
Howard C. Madsen                               0                  0             2,012/23,012                    0/0(7)
Charles I. Merrick                             0                  0                  5,333/0                    0/0(8)

- ------------------------------

(1)  The last sale  price of  Existing Common Stock  on December  30, 1994,  was
     $7.50.

(2)  All of Mr. Devening's options have an exercise price of $9 per share.

(3) Under the Hanes Settlement Agreement, Mr. Hanes' remaining options became vested on December 31, 1993, and remain exercisable until February 2, 1998. All of Mr. Hanes' options have an exercise price of $14 per share.

(4) The Company granted to Mr. McCarley 10,000 options on February 3, 1992, one-third of which became exercisable on February 3, 1993, one-third of which became exercisable on February 3, 1994, and the remainder of which became exercisable on February 3, 1995. These options have an exercise price of $14 per share. In addition, on September 29, 1994, the Company granted, subject to stockholder approval, to Mr. McCarley 33,814 options, 3,043 of which vested on December 31, 1994. These options have an exercise price of $9 per share.

(5) On June 1, 1994, the Company granted to Mr. Wright 30,000 options, one-third of which vest on each of the first three anniversaries of the date of grant. These options have an exercise price of $10.75 per share. In addition, on September 29, 1994, the Company granted, subject to stockholder approval, to Mr. Wright 38,814 options, 3,493 of which vested on December 31, 1994. These options have an exercise price of $9 per share.

(6) The Company granted to Mr. Haefele 5,000 options on February 3, 1992, one-third of which became exercisable on February 3, 1993, one-third of which became exercisable on February 3, 1994, and the remainder of which became exercisable on February 3, 1995. These options have an exercise price of $14 per share. In addition, on September 29, 1994, the Company granted, subject to stockholder approval, to Mr. Haefele 27,540 options, 2,479 of which vested on December 31, 1994. These options have an exercise price of $9 per share.

(7) The Company granted to Dr. Madsen 2,667 options on February 26, 1994. These options vested on February 3, 1995, and have an exercise price of $11 per share. In addition, on September 29, 1994, the Company granted, subject to stockholder approval, to Dr. Madsen 22,357 options, 2,012 of which vested on December 31, 1994. These options have an exercise price of $9 per share.

(8) The Company granted to Mr. Merrick 8,000 options on February 3, 1992, one-third of which became exercisable on February 3, 1993, one-third of which became exercisable on February 3, 1994, and the remainder of which were forfeited when Mr. Merrick resigned on November 14, 1994. Mr. Merrick's options terminated February 14, 1995.

EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

    Upon consummation of the Merger, New Subsidiary will assume the Company's obligations under each of the agreements and Plans described below.

    DEVENING AGREEMENT. Pursuant to the terms of the Employment Agreement (the "Devening Agreement") between Mr. Devening and the Company, Mr. Devening's term of employment continues until December 31, 1998, and automatically extends for an additional one-year term unless either party elects not to extend the term (the "Employment Period"). Under the Devening Agreement, Mr. Devening is entitled to an annual base salary of not less than $550,000. The Devening Agreement provides for a signing bonus of $500,000 and a performance bonus for each fiscal year beginning after December 31, 1994 if the Company achieves certain financial goals for such year set by the Compensation Committee of the Company's Board of Directors in consultation with senior management, provided Mr. Devening remains an employee on the last day of such year. The performance bonus amount is 75% of Mr. Devening's base salary for such year, plus additional minimum percentages of such base salary if the financial goals are exceeded by specified amounts. These bonuses are payable in cash or Existing Common Stock (based on the market price on the payment date) or a combination thereof as selected by Mr. Devening, subject to such limitation on the number of shares as the Compensation Committee may have set for the year.

    The Company agreed, subject to stockholder approval, to grant to Mr. Devening options to purchase, in the aggregate, a number of shares of Existing Common Stock equal to 5% of the total number of shares outstanding on September 29, 1994 (the date of grant), as adjusted to reflect the number of shares issued in the Rights Offering, at an exercise price per share equal to the greater of the exercise price under the Rights Offering ($9) or the fair market value on the date of grant ($8 7/8). Accordingly, Mr. Devening has been granted options to purchase 625,593 shares of Existing Common Stock at an exercise price per share of $9. Nine percent of such options vested on December 31, 1994, and 18.2% of such options vest on December 31 of each of the subsequent five years if Mr. Devening remains an employee and the Company meets the specified earnings target for such year. The options terminate 10 years from the date of grant and must be exercised within 90 days after Mr. Devening ceases to be an employee.

    In the event that Mr. Devening's employment is terminated during the Employment Period other than for "cause" (as defined in the Devening Agreement), or if Mr. Devening terminates his employment for "Good Reason" or within 18 months after a "Change of Control" (as those terms are defined in the Devening Agreement), the Company will be required to pay Mr. Devening an amount equal to two times the sum of his base salary for the previous 12-month period plus the amount of his performance bonus, if any, for the previous fiscal year. Upon a Change of Control, all outstanding option shares not previously vested will vest, provided Mr. Devening is an employee on such date. In the event of the death of Mr. Devening between July 31, 1997 and January 1, 2000 while an employee of the Company, all outstanding option shares not previously vested will vest. Mr. Devening is entitled to employee benefit arrangements on a comparable basis with other senior executives, and to financial, tax planning and consulting services.

    WRIGHT AGREEMENT. Pursuant to the terms of the Employment Agreement (the "Wright Agreement") between Robert S. Wright and the Company, Mr. Wright's term of employment continues until June 1, 1997, and automatically extends for additional one-year terms thereafter unless either party elects not to extend the term. The Wright Agreement provides for an annual salary of $250,000. Pursuant to the Wright Agreement, Mr. Wright will receive an annual performance bonus of at least $50,000, subject to increase if the Specialty Brands Division meets specified earnings targets. In addition, Mr. Wright received options to purchase 30,000 shares of Existing Common Stock at an exercise price of $10.75 per share, one-third of which vest on each of June 1 of 1995, 1996 and 1997. Mr. Wright also received, subject to stockholder approval, options to purchase 38,814 shares of Existing Common Stock at an exercise price per share of $9. Nine percent of such options vested on December 31, 1994, and 18.2% of such options vest on December 31 of each of the subsequent five years if Mr. Wright remains an employee and the Specialty Brands Division meets the specified earnings target for such year. The options granted to Mr. Wright pursuant to the Wright Agreement will expire 10 years after the date of such grant.

    In the event that Mr. Wright's employment is terminated during the term of the Wright Agreement by reason of death, the Company will pay Mr. Wright's estate his base compensation through the expiration of such term and his annual stock option bonus or portion thereof for the bonus period in which the termination date occurs. If Mr. Wright's employment is terminated during the term of the Wright Agreement by the Company for "cause" (as defined in the Wright Agreement) or as a result of voluntary termination, the Company will pay Mr. Wright his base compensation through the date specified as his last day of employment.

    HANES SETTLEMENT AGREEMENT. Effective August 15, 1994, John T. Hanes retired as Chairman, President, Chief Executive Officer and a director of the Company. Mr. Hanes and the Company previously had entered into a Settlement Agreement dated December 31, 1993 (the "Hanes Settlement Agreement") concerning the payment of certain consideration upon the termination of his employment agreement. Pursuant to the Hanes Settlement Agreement, as amended through June 1, 1994, in Fiscal 1994, the Company paid Mr. Hanes payments in the amount of $921,640, representing the sum of the amount of base salary received by Mr. Hanes for the period from January 2, 1994, through August 31, 1994, separation payments beginning on January 31, 1994 and ending on December 31, 1994, at Mr. Hanes' base salary rate as in effect on August 31, 1994, reimbursement for professional and financial counseling services of $10,000, $2,130 for term life insurance and a $4,750 contribution to the Doskocil 401(k) Plan. Pursuant to the Hanes Settlement Agreement, Mr. Hanes is also entitled to continued medical insurance coverage for himself and his spouse until he reaches age 65 and continued life insurance coverage under a separate policy which the Company has purchased and which will be maintained until Mr. Hanes reaches age 65 with coverage equal to his coverage during employment. In addition, Mr. Hanes received an interest-free loan from the Company in the amount of $225,000, which was repaid in full on January 4, 1995. Also, pursuant to the Hanes Settlement Agreement, as of December 31, 1993, all Performance Shares and Restricted Stock previously granted to Mr. Hanes that had not yet vested became fully vested and all options previously granted to Mr. Hanes that had not yet vested became fully vested and the expiration date of such options was extended until February 3, 1998.

    The Hanes Settlement Agreement has effectively replaced the Employment Agreement with Mr. Hanes (the "Hanes Agreement"). Mr. Hanes and the Company entered into the Hanes Agreement on November 1, 1991, pursuant to which Mr. Hanes served as the Chairman of the Board, President and Chief Executive Officer of the Company. Pursuant to the Hanes Agreement, Mr. Hanes received a one-time cash payment in the amount of $100,000 as of November 1, 1991. Mr. Hanes' base salary for 1994 was $405,000. The Hanes Agreement provided that Mr. Hanes would receive a cash bonus pursuant to the terms of the Annual Incentive Plan. The Hanes Agreement also provided for 50,000 shares of Existing Common Stock to be awarded to Mr. Hanes in accordance with and pursuant to the Stock Incentive Plan, pursuant to which the Company awarded 25,000 shares of Restricted Stock and 25,000 Performance Shares, as disclosed above. The Hanes Agreement also contained certain confidentiality, change of control and non-competition covenants.

    MERRICK SETTLEMENT AGREEMENT. Effective November 14, 1994, Charles I. Merrick resigned as Vice President-Administration of the Company and as an officer of all of its related entities. Mr. Merrick and the Company entered into a Settlement Agreement dated December 2, 1994 (the "Merrick Settlement Agreement") concerning the payment of certain consideration upon his resignation. Pursuant to the Merrick Settlement Agreement, Mr. Merrick received his base salary through November 12, 1994, and the Company has made a separation payment to Mr. Merrick in the amount $122,395. In addition, Mr. Merrick received the option of continuing existing medical insurance coverage and the right to receive the remaining 3,334 shares of Restricted Stock granted to him in 1992 but not yet vested under the Stock Incentive Plan. See "-- Summary Compensation Table."

    TRANSITION EMPLOYMENT AGREEMENTS. The Company has entered into Transition Employment Agreements with each of 15 of the key employees of the Company, including all of the executive officers listed in the "Summary Compensation Table" above, other than Messrs. Devening, Wright and Hanes (each an "Executive"). The Transition Employment Agreements are effective for a period of two years after a Change of Control (as defined in the Transition Employment Agreement) (the "Term" of the Transition Employment Agreement), which includes, among other things, a change in stock ownership whereby a person or group acquires a sufficiently large block of Existing Common Stock which, when voted with shares solicited by proxy or written consent without the benefit of a management supported proxy, would enable such person or group to elect a member of the Company's Board of Directors. If the Executive's employment is terminated by the Company without Cause (as defined in the Transition Employment Agreement) or by the Executive for Good Reason (as defined in the Transition Employment Agreement), within two years following a Change of Control, then: (i) for the remainder of the Term of the Transition Employment Agreement, the Executive shall continue to be paid his or her Compensation (as defined in the Transition Employment Agreement); (ii) all options, Performance Shares, and shares of Restricted Stock held by the Executive shall vest; and (iii) the Executive shall have a period of three months to exercise any such options. The Transition Employment Agreement also: (w) provides that the Company will indemnify the Executives to the fullest extent permitted by the Company's Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware (the "DGCL"); (x) includes confidentiality and noncompetition covenants by the Executives; (y) includes notice requirements prior to termination; and
(z) provides for continuation of pre-Change of Control pay levels after a Change of Control.

    OFFICER SEPARATION PAY PLAN. In 1993, the Company adopted a separation pay plan for certain officers which takes effect on termination of employment of an officer other than by voluntary resignation or for cause. The plan provides that separation pay will consist of a lump sum of 75% of current annual base salary and current allowances (i.e., auto allowance) for a six-month period for an officer who has served for less than two years and for a 12-month period for an officer who has served two years or more. Under the plan, an officer may elect to receive separation pay as unreduced salary continuance on the condition that benefits will terminate when the officer obtains suitable employment. Such an officer will be eligible for outplacement service (selected and paid for by the Company) as needed for a maximum of six months. Incumbent officers on March 31, 1993, the effective date of the plan, were deemed to have been officers for two years.

    DOSKOCIL RETIREMENT AND PROFIT SHARING PLAN. The Doskocil 401(k) Plan provides that all eligible employees of the Company who have attained the age of 21, have completed one year of employment and are not subject to a collective bargaining agreement are permitted to contribute up to 15% of their salary to the Doskocil 401(k) Plan. The Company makes contributions on behalf of each participant of a matching amount up to an employee contribution of 3% of such employee's salary. Under the Doskocil 401(k) Plan, the Company also makes a 1% seed contribution to the employee's account up to $250. Employees are fully vested at all times with respect to all employer contributions to the Doskocil 401(k) Plan. Employees become fully vested in Company matching contributions to the Doskocil 401(k) Plan after three years of employment with the Company. The Company may make a profit-sharing contribution to the Doskocil 401(k) Plan. Such contribution, if any, will be an amount determined and authorized by the Board of Directors of the Company for each plan year. Upon severance from service with the Company, participants are entitled to a distribution in a single lump sum of their vested interest in the Doskocil 401(k) Plan. On November 27, 1988, the Company's Board of Directors amended the Doskocil 401(k) Plan to merge the former Stoppenbach, Inc. Thrift Plan and Trust into the Doskocil Retirement Plan. In 1991, the Company suspended the purchase of the common stock of the Company as one of the investment options under the Doskocil 401(k) Plan.

    On July 1, 1993, the Wilson Plan was merged into the Doskocil 401(k) Plan. Mr. Hanes, Mr. Haefele and Mr. Merrick were covered by the Wilson Plan until the merger. The Wilson Plan provided defined contributions to individual accounts of all qualified employees who are not eligible for membership in a bargaining unit. The Wilson Plan provided basic contributions out of Accumulated Net Profits (as defined in the Wilson Plan) for a stated target benefit at age 65, with supplemental contributions based upon Wilson Foods' current Net Profits (as defined in the Wilson Plan). Effective July 1, 1989, contributions to the Wilson Plan became 100% vested immediately.

    ANNUAL INCENTIVE PLAN. The Annual Incentive Plan was adopted by the Board of Directors of the Company effective as of January 1, 1992. The primary purpose of the Annual Incentive Plan is to create incentives that are designed to enhance the efficiency and profitability of the Company and to provide participating key employees with an opportunity to earn financial rewards in the form of annual incentive payments if certain Performance Objectives (as defined in the Annual Incentive Plan) are met. Any active key management employee of the Company or of any subsidiary, division or operating unit thereof, is eligible to participate in the Annual Incentive Plan. The Annual Incentive Plan provides for the formation of Incentive Award Groups, Target Incentive Levels and Performance Objectives (each as defined in the Annual Incentive Plan) for each plan year. The payment of awards to participants is determined by the extent to which certain Performance Objectives have been obtained with respect to each plan year.

    DOSKOCIL COMPANIES INCORPORATED 1992 STOCK INCENTIVE PLAN. On February 3, 1992, the Board of Directors of the Company adopted the Stock Incentive Plan. The Stock Incentive Plan authorizes the Company's Compensation Committee to grant awards during the period beginning January 1, 1992 and ending December 31, 2001. On June 10, 1993, the Stock Incentive Plan was amended to increase the shares reserved for issuance from 510,000 to 810,000. Under the Stock Incentive Plan, Restricted Stock awards, Performance Share awards and option awards have been granted to the directors, to certain executive officers listed on the preceding Summary Compensation Table, and to other officers and employees of the Company. The option awards have a per share exercise price no lower than the fair market value of the Existing Common Stock on the date of grant. The value of the stock options is related directly to the market price of the Existing Common Stock and thus to the long-term performance of the Company. Stockholder approval of the Merger will constitute approval of the assumption by New Subsidiary of the Stock Incentive Plan. See "Proposal II. Amendment To Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During Fiscal 1994, the Compensation Committee of the Board of Directors of the Company was comprised of Terry W. Grimm, Chairman, Richard N. Bauch, Dort A. Cameron III and Yvonne V. Cliff. None of the members of the Compensation Committee has ever been an employee or officer of the Company or any of its subsidiaries, with the exception of Mr. Bauch, who was an executive officer of the Company from May 1987 to June 1989 and who served as an independent contractor consultant to a subsidiary of the Company from January until April of 1993 but did not receive compensation in excess of $60,000. In addition, none of the members of the Compensation Committee has any relationship requiring disclosure under any paragraph of Item 404 or in Item 402(j)(3) of Regulation S-K promulgated by the Commission, with the exception of Mr. Grimm, who is a partner in the law firm of Winston & Strawn, which provided legal services to the Company in connection with the negotiation of amendments to the Hanes Settlement Agreement and the Devening Agreement for which it received fees of $27,477 in Fiscal 1994.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The following is the report of the Compensation Committee of the Company (the "Committee") on executive compensation for Fiscal 1994.

    COMPENSATION PHILOSOPHY. The Committee believes that it is in the best interests of the Company's stockholders for the Company to attract, maintain and motivate top quality management personnel, especially its executive officers, by offering and maintaining a competitive compensation package that exhibits an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the Committee is to integrate (i) adequate levels of annual base compensation; (ii) annual cash bonuses and equity awards based on achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded; and (iii) equity awards, to ensure that management has a continuing stake in the long-term success of the Company and return of value to its stockholders.

    During fiscal 1993, Mr. Hanes, then Chairman, President and Chief Executive Officer of the Company, announced his retirement from the Company, effective upon the naming of a new Chief Executive Officer. During Fiscal 1994, the Board of Directors successfully recruited and hired a group of new executive managers (the "New Executive Group") to supplement the remaining members of the prior executive group. The New Executive Group included Mr. Devening as Chairman, President and Chief Executive Officer; Mr. Seiben as Senior Vice President and Chief Financial Officer; Mr. Wright as Senior Vice President and President of the Specialty Brands Division; Mr. Swafford, as Senior Vice President and President of the Retail Division; and Dr. Madsen as Vice President-Procurement. As a part of the recruitment process, the Company agreed to pay negotiated salary and benefit amounts to the members of the New Executive Group and to pay one-time signing bonuses to certain members of the New Executive Group to induce them to join the Company.

    In conjunction with Mr. Devening's employment agreement, during Fiscal 1994, the Compensation Committee modified the method of implementation of the general philosophies described above, primarily to increase certain salary levels, to increase the number of options granted to the senior executive group, and to extend the time for vesting of newly-issued options. During Fiscal 1994, the Compensation Committee applied these modified methodologies to not only the New Executive Group but to other similarly-situated members of the executive management of the Company.

    The elements of the Committee's integrated compensation philosophy and the application of these philosophies during Fiscal 1994, including in connection with the hiring of the New Executive Group, are summarized as follows:

    BASE COMPENSATION LEVELS. Although the Committee believes that performance-based pay elements should be a key element in the compensation packages for its executive officers, the Company must maintain base compensation levels commensurate with other comparable companies in its industry with whom the Company competes for management personnel (the "Comparable Companies").

    The Comparable Companies selected by the Company are food industry companies that have production and marketing strategies similar to those of the Company, which are similar to the Company and which compete for executives in the same markets as the Company. Management of the Company compiled the list of Comparable Companies and their compensation information based upon executive compensation studies of Wyatt Data Services and William L. Mercer, Incorporated, as well as proxy statement disclosure for companies meeting the criteria set forth in the preceding sentence. Although there is only a slight overlap between the Comparable Companies and those companies included in the Dow Jones Food Sub-Industry Group (the "Sub-Industry Group"), see "Stock Price Performance Graph" below, the Committee believes that both groups generally consist of similar companies, but that the Company more closely competes with the Comparable Companies for executive officers than with others in the Sub-Industry Group.

    Although the process of setting base compensation levels often reflects subjective factors, such as leadership, commitment, attitude and motivational effect, the Committee also considers objective factors, such as achievement of performance goals (primarily profitability of the areas over which the executive has management responsibility), level of responsibility and prior experience. In addition, during Fiscal 1994 the levels of base compensation were heavily influenced by the negotiations necessary to induce the New Executive Group to join the Company.

    In setting compensation levels for Fiscal 1994, the Committee utilized the services of outside, independent advisors to assist it in evaluating the Company's compensation policies and levels and in comparing them to those of other Comparable Companies. Based on this evaluation, the Committee believes that the overall compensation paid to the Company's executive officers for the last year was approximately equal to the median of the base salaries and of overall compensation paid by the Comparable Companies for similar positions.

    Base salaries for executives who were employed by the Company at the beginning of Fiscal 1994 were based in large part on the salaries established by the Company when it emerged from Chapter 11 reorganization proceedings in October 1991, rather than on specific formulas or performance-related analysis or criteria. At that time, the base salaries of the Company's then-chief executive officer and then-chief financial officer were determined based upon negotiations with creditors' committees and banks. Base salaries for the New Executive Group were based on negotiations between such executives and the Company and were not based on objective criteria or on a specific formula.

    PERFORMANCE-BASED COMPENSATION.   The  Company provides  executive  officers
with the following performance-based compensation programs:

    - CASH BONUSES. Under the Company's Annual Incentive Plan, cash bonuses based on a percentage of an executive's salary (the "Target Bonus") may be earned if certain specified Company, division and/or individual-based performance goals (the "Performance Goals"), which the Committee sets at the beginning of each year, are achieved.

             At the beginning of Fiscal 1994, the Compensation Committee established Target Bonus levels for the executive officers then employed by the Company equal to between 30% and 50% of their individual base compensation, with the target percentage increasing with the level of responsibility of the executive. These Target Bonuses were based in large part on levels set in 1992 based upon negotiations with creditors' committees and banks at the time of the Company's emergence from Chapter 11 reorganization proceedings, and were not based upon objective criteria or formulas. The Target Bonus percentages for Fiscal 1994 for the New Executive Group were set by negotiation between the Company and those individuals.

        For Fiscal 1994, a portion of the Target Bonus set for each individual, as described above, could be earned if certain Performance Goals set by the Committee were substantially achieved and the Target Bonus could be exceeded (up to a set maximum) if the Performance Goals were exceeded. The Performance Goals for Company and division performance for Fiscal 1994 were based primarily on earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA"). No Performance Goals for individual performance were established by the Compensation Committee for Fiscal 1994. The Company-wide Performance Goals set by the Compensation Committee at the beginning of Fiscal 1994 were applied to Dr. Madsen. The Performance Goals for the remainder of the New Executive Group were determined by negotiation and contractual agreement between the Company and each such executive.

        The Company failed to meet the Performance Goals for Fiscal 1994. After the end of Fiscal 1994, however, the Compensation Committee determined that it was in the best interests of the stockholders of the Company to grant discretionary one-time bonuses outside of the Annual Incentive Plan in an aggregate amount of $827,000 to the key employees of the Company's Deli and Food Service Divisions, due to the high level of performance of those specific divisions in Fiscal 1994. In addition, the Committee approved certain one-time cash bonuses in the amount of $80,000 in the aggregate outside of the Annual Incentive Plan for seven employees in connection with certain individual accomplishments.

    - PERFORMANCE SHARES. In 1992, 105,000 Performance Share awards were granted pursuant to the Stock Incentive Plan, to vest at the target rate of up to one-third per year in 1992, 1993, and 1994, based on achievement of the Performance Goals relating to the Company as a whole. In Fiscal 1994, the Company failed to meet these Performance Goals and, as a result, none of the Performance Shares vested in Fiscal 1994, except for those of Mr. Hanes pursuant to the Hanes Settlement Agreement. In the aggregate, 51,670 Performance Shares vested during 1992, 1993, and 1994, and 53,330 Performance Shares expired at the end of Fiscal 1994 without vesting.

          The aggregate number of Performance Shares granted in 1992 for vesting in 1992, 1993 and 1994 was determined based upon negotiations with creditors' committees and banks at the time of the Company's emergence from Chapter 11 reorganization proceedings and was not based upon objective criteria or formulas.

    - STOCK OPTIONS. Options may be granted pursuant to the Stock Incentive Plan at an exercise price equal to or greater than the fair market value of the shares of Existing Common Stock on the date of the grant. The value of the options is related directly to the market price of the Existing Common Stock and, accordingly, to the long-term performance of the Company.

          An aggregate of 94,500 options were granted to the Company's executive officers in 1992 under the Stock Incentive Plan, pursuant to negotiations with creditors' committees and banks at the time of the Company's emergence from Chapter 11 reorganization proceedings. The number of options granted was not based upon objective criteria or formulas. Prior to June of Fiscal 1994, as new executives subsequently joined the Company, they generally were granted options based on the relative relationship between their level of responsibility in the Company and the number of options then held by other executives.

            In September of 1994, the Company granted options to Mr. Devening based on negotiations between the Company and Mr. Devening. Pursuant to such negotiations, Mr. Devening holds 625,593 options (approximately 5% of the shares of outstanding Existing Common Stock), which vest over a six-year period. The Compensation Committee then approved a revised approach to granting options proposed by Mr. Devening, pursuant to which options were granted to the executive officer group on terms similar to those granted to Mr. Devening and in amounts determined by the employee's level of responsibility as recommended by Mr. Devening. As a result, since September of 1994, all of the Company's executive officers, other than Mr. Devening, received options for an additional 312,915 shares in the aggregate on a vesting schedule similar to that applicable to Mr. Devening's options, in addition to any other options previously held by such executive officers. An aggregate of 1,184,174 options currently are outstanding. All options in excess of the 810,000 currently authorized under the Stock Incentive Plan are subject to approval by the Company's stockholders of an increase in the number of shares of Existing Common Stock available under the Stock Incentive Plan pursuant to Proposal II below.

    LONG-TERM FOCUS. In 1992, 105,000 shares of Restricted Stock were granted pursuant to the Stock Incentive Plan, to vest one-third each as of the end of fiscal 1992, fiscal 1993 and Fiscal 1994, based on the continued employment of the holder with the Company at the end of each vesting period. The Committee believes that Restricted Stock awards provided an incentive for long-term performance and continued employment. Such awards were intended by the Committee to focus management on achievement of sustained performance over the vesting period and to align the interests of management with those of other equity holders, as discussed below. As of the end of Fiscal 1994, 79,168 shares of the Restricted Stock had vested, with 35,001 shares vesting in Fiscal 1994 (including 3,334 shares of Restricted Stock that vested pursuant to the Merrick Settlement Agreement). The remaining 11,666 unvested shares of Restricted Stock lapsed when certain employees left the Company and forfeited their shares of Restricted Stock.

    The number of shares of Restricted Stock granted in fiscal 1992 to Mr. Hanes, then the Chief Executive Officer of the Company, was determined by negotiations with the Company's creditors' committees and banks in conjunction with the Company's emergence from Chapter 11 reorganization proceedings, which became effective on October 31, 1991. The Company awarded the remainder of the shares of Restricted Stock to other employees based upon the recommendation of the chief executive officer, after an evaluation of the employee's job responsibility, among other performance-related factors. Mr. Devening received no grants of Restricted Stock.

    EQUITY BASED INCENTIVES. The Performance Shares, options and Restricted Stock were granted by the Committee pursuant to the Stock Incentive Plan to create in the Company's management a vested interest in maximizing the value of the Company's stock and align management's interest in maximizing stockholder value on a long-term basis with that of all other stockholders. The Committee considers the number of options already held by an executive when determining whether to grant additional options.

    RELATIONSHIP OF CORPORATE PERFORMANCE TO FISCAL 1994 COMPENSATION. At the beginning of Fiscal 1994, the Committee set base salaries for executive officers and set the performance goals under the Annual Incentive Plan and the Performance Share awards, based on the recommendations of the then-chief executive officer of the Company. The base salaries were increased over fiscal 1993 amounts between 4% and 10%. The base salary increase generally was not linked directly to any element of the Company's performance for fiscal 1993, but instead was linked to an attempt to make the salaries of the Company's executives more competitive with those paid to executives of Comparative Companies.

    Although the Company failed to meet the Performance Goals for Fiscal 1994, as discussed above, the Compensation Committee determined that it was in the best interests of the stockholders of the Company to grant one-time discretionary bonuses in the aggregate amount of $907,000 to certain key employees for high division performance and seven employees for outstanding individual accomplishments. Mr. Wright also received a bonus of $127,961 pursuant to his employment agreement with the Company. As a result, with the exception of bonuses outlined above and negotiated amounts paid to Mr. Hanes and Mr. Merrick in Fiscal 1994, officers of the Company received only their base salaries set by the Compensation Committee at the beginning of Fiscal 1994 and vested amounts of Restricted Stock.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Hanes compensation for Fiscal 1994 pursuant to the settlement of his employment agreement was the same as for fiscal 1993. Mr. Devening's compensation for Fiscal 1994 was determined by negotiation between the Company and Mr. Devening in furtherance of the Company's goal to retain top-quality management as a part of the New Executive Group, as described above. There is no direct quantitative link between the compensation of Mr. Hanes or Mr. Devening for Fiscal 1994 and any quantitative measure of Company performance, including the Company's stock performance graph.

    DEDUCTION LIMITATION ON EXECUTIVE COMPENSATION. The Company intends to comply with Section 162(m) of the Code (as defined below), which limits to $1 million per person the deduction a publicly-held corporation may take for compensation paid to its chief executive officer and its four other highest compensated employees, unless the compensation paid to such persons constitutes "performance-based" compensation. Because of the Company's substantial NOL carryforwards, management of the Company does not believe that the loss of a deduction with respect to amounts in excess of $1 million per person, if any, will negatively impact the Company.

    The Committee of the Board of Directors of the Company is composed of Mr. Grimm, Chairman, Mr. Bauch, Mr. Cameron, and Ms. Cliff.

                                          Terry M. Grimm, Chairman
                                          Richard N. Bauch
                                          Dort A. Cameron III
                                          Yvonne V. Cliff

                         STOCK PRICE PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change:

    (i) in the Company's cumulative Total Stockholder Return (as herein defined) (the solid line); with

    (ii) the cumulative Total Stockholder Return of the Standard & Poor's 500 Stock Index (the long broken line); and with

    (iii) the cumulative Total Stockholder Return of the Dow Jones Food Sub-Industry Group (the short broken line).

    "Total Stockholder Return" is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

    This graph should be viewed in light of the following information: On March 5, 1990, the Company filed for protection under Chapter 11 of Title 11 of the United States Code. On October 31, 1991 the Reorganization Plan became effective. On that date, approximately 5,115,714 shares of the Company's outstanding common stock were cancelled (the "Cancelled Common Stock"). Pursuant to the Reorganization Plan, the Company issued the Existing Common Stock to certain parties that held claims against the Company as of the date of the Chapter 11 filing and the holders of the Cancelled Common Stock were issued 5.3 shares of Existing Common Stock for each 100 shares of Cancelled Common Stock.

    This graph illustrates the comparisons set forth in the first paragraph of this section for a measurement period beginning December 30, 1989, and ending December 31, 1994. The Company's cumulative Total Stockholder Return for this period, as reflected in the solid line on this graph, is impacted by the fact that it relates to the Cancelled Common Stock prior to October 31, 1991 and the Existing Common Stock thereafter.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             DOSK      S&P 500   DOW JONES FOOD INDEX
Dec-89           100        100                    100
Dec-90            10         97                    107
Dec-91             8        126                    155
Dec-92            12        136                    158
Dec-93             9        150                    144
Dec-94             6        152                    157

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For a description of employment, separation and/or severance agreements with Messrs. Devening, Wright, Hanes and Merrick, see "Compensation of Directors and Executive Officers -- Employment, Termination and Change-in-Control Arrangements."

    On January 12, 1995, the Company entered into an agreement with, among others, Joseph Littlejohn & Levy, Inc. ("JLL, Inc."), an affiliate of JLL Associates, the Company's 44.4% stockholder, pursuant to which the Company and JLL, Inc. together purchased an undivided 12.5% interest in a Cessna Citation aircraft for an aggregate purchase price of $330,000. In connection therewith, the Company and JLL, Inc. entered into an agreement pursuant to which the Company paid 75% of the purchase price, or $247,500, for which it received a 75% interest in the undivided 12.5% interest in such aircraft, and JLL, Inc. paid 25% of the purchase price, or $82,500, for which it received a 25% interest in the undivided 12.5% interest. In addition, on December 14, 1994, the Company and JLL, Inc. entered into an agreement pursuant to which the Company and JLL, Inc. together purchased an undivided 25% interest in a Hawker 1000 aircraft for an aggregate purchase price of $3,016,000. In connection therewith, the Company and JLL, Inc. entered into an agreement pursuant to which the Company paid 75% of the purchase price, or $2,262,000, for which it received a 75% interest in the undivided 25% interest, and JLL, Inc. paid 25% of the purchase price, or $754,000, for which it received a 25% interest in the undivided 25% interest. The following members of the Company's Board of Directors are affiliated with JLL, Inc. or its affiliates: Theodore Ammon, Thomas W. Arenz, Yvonne V. Cliff, Peter A. Joseph, Paul S. Levy and Angus C. Littlejohn, Jr. See "Directors." New Subsidiary, as successor to the Company, will be bound by the aircraft agreements described above.

    In Fiscal 1994, John T. Hanes received an interest-free loan from the Company in the amount of $225,000, pursuant to the Hanes Settlement Agreement. The loan was repaid in full on January 4, 1995.

    New Subsidiary, as successor to the Company, will be bound by the employment agreements for Messrs. Sieben and Swafford described below.

    SIEBEN AGREEMENT. Pursuant to the terms of a letter of offer from the Company, Horst O. Sieben will receive an annual salary of $225,000 and, for the first year of his employment, a monthly living allowance of $2,000 in lieu of certain other allowances. Mr. Sieben will be eligible to participate in the Annual Incentive Plan, under which he will be eligible for an annual bonus of up to 50% of his base salary if certain performance objectives are met. In addition, Mr. Sieben received a signing bonus of $65,000. The Company granted, subject to stockholder approval, to Mr. Sieben options to purchase, in the aggregate, 68,814 shares of Existing Common Stock at an exercise price per share of $9 pursuant to a Non-Qualified Stock Option Agreement dated September 29, 1994 (the "Sieben Agreement"). Nine percent of such options vested on December 31, 1994, and 18.2% of such options vest on December 31 of each of the subsequent five years if Mr. Sieben remains an employee and the Company meets the specified earnings target for such year. The options terminate 10 years from the date of grant and must be exercised within 90 days after Mr. Sieben ceases to be an employee. Upon a Change of Control Event (as defined in the Sieben Agreement), or in the event of the death of Mr. Sieben, all outstanding option shares not previously vested will vest, provided Mr. Sieben is an employee on the date of such event. In the event Mr. Sieben is terminated for any reason other than dishonesty or malfeasance, he will be entitled to receive his base salary for a period of six months from the termination date. In addition, the Company and Mr. Sieben have entered into a Transition Employment Agreement. See "Compensation of Directors and Executive Officers -- Employment, Termination and Change-in-Control Arrangements -- Transition Employment Agreements."

    SWAFFORD AGREEMENT. Pursuant to the terms of a letter of offer from the Company, Larry P. Swafford will receive an annual salary of $200,000 and a 1995 incentive bonus of $70,000 payable in February 1996. In addition, Mr. Swafford received a signing bonus of $60,000. The Company granted, subject to stockholder approval, to Mr. Swafford options to purchase, in the aggregate, 68,814 shares of Existing Common Stock at an exercise price of $9 per share. Nine percent of such options vested on January 30, 1995, and 18.2% of such options vest on January 30 of each of the subsequent five years if Mr. Swafford remains an employee and the Company meets the specified earnings target for such year.

The options terminate 10 years from the date of grant and must be exercised within 90 days after Mr. Swafford ceases to be an employee. If Mr. Swafford is terminated without cause, he will receive severance payments equal to one year's base compensation. Mr. Swafford also is entitled to severance payments in the event of a change of control, among other things. In addition, the Company and Mr. Swafford have entered into a Transition Employment Agreement. See "Compensation of Directors and Executive Officers -- Employment, Termination and Change-in-Control Arrangements -- Transition Employment Agreements."

    MYERS SETTLEMENT AGREEMENT. On July 6, 1993, Theodore A. Myers resigned as Senior Vice President, Chief Financial Officer and director of the Company. Pursuant to the settlement agreement between the Company and Mr. Myers (the "Myers Settlement Agreement"), which replaced the Employment Agreement dated November 1, 1991, between the Company and Mr. Myers pursuant to which Mr. Myers served as the Chief Financial Officer of the Company (the "Myers Agreement"), Mr. Myers was paid a lump sum cash payment of $452,712. This amount included:
(i) $421,874, which represented the present value of the unpaid portion of Mr. Myers' compensation as set forth in Section 3 of the Myers Agreement; (ii) $21,307, which represented the present value of his automobile and club allowance as set forth in Section 8 of the Myers Agreement; and (iii) $9,531, which represented the present value of the amounts the Company would have contributed to the Doskocil 401(k) Plan on behalf of Mr. Myers through December 31, 1994 had he remained employed by the Company. In addition, with respect to fiscal 1993, Mr. Myers received a prorated incentive bonus of $189,579, which was equal to one-half of the amount of the incentive bonus which would have been paid to Mr. Myers had he remained employed by the Company based on the achievement of certain performance objectives described in the Annual Incentive Plan. Mr. Myers also received reimbursement of reasonably incurred business expenses prior to the Settlement Date (as defined in the Myers Settlement Agreement) and reasonable moving expenses of approximately $3,000. Mr. Myers has also received financial counseling services through December 31, 1994 and continues to participate in insurance plans and programs (excluding life insurance plans) that he participated in prior to the Settlement Date. As part of the Myers Settlement Agreement, the Company agreed to pay 40% of the premiums for a life insurance policy. Also, all previously granted but unvested options became fully vested and exercisable in accordance with the Stock Incentive Plan. On August 2, 1993, all unvested Restricted Stock became fully vested.

                 PROPOSAL II. AMENDMENT TO STOCK INCENTIVE PLAN

    The Company's Board of Directors has adopted a resolution amending Section IV.1(a) of the Stock Incentive Plan to increase the aggregate number of shares of Existing Common Stock available thereunder from 810,000 to 1,900,000. Pursuant to Section XI.1 of the Stock Incentive Plan, the amendment is subject to the approval of the stockholders of the Company.

    The Company has granted options to purchase approximately 1.3 million shares of Existing Common Stock under the Stock Incentive Plan, 938,508 of which are subject to stockholders approval of the proposed amendment. The amendment is being proposed to facilitate the achievement of the goals of the Stock Incentive Plan. The Board of Directors believes that the total of 1,900,000 shares of Existing Common Stock that would be available following the amendment to the Stock Incentive Plan is reasonable to achieve the goals of the Stock Incentive Plan.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

BACKGROUND

    The purpose of the Stock Incentive Plan is to create incentives that are designed to motivate key employees of the Company to put forth maximum efforts toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company's success. Toward these objectives, the Stock Incentive Plan provides for the granting of options, Restricted Stock, Performance Share awards and other incentive awards. The Stock Incentive Plan was designed to enable the Company to adapt the long-term incentive compensation of its key employees to changing business conditions.

ADMINISTRATION

    The Stock Incentive Plan provides for administration by a committee (the "Plan Committee") to be comprised of either the Compensation Committee of the Board or another committee designated by the Board. Members of the Plan Committee may participate in the Stock Incentive Plan, but only to the extent set forth below in the section entitled "Non-Employee Director Options." Among the powers granted to the Plan Committee are the powers to interpret the Stock Incentive Plan, establish rules and regulations for its operation, select employees of the Company and its subsidiaries to receive awards, and determine the timing, form, amount and other terms and conditions pertaining to any award. The Stock Incentive Plan requires that the Plan Committee, in exercising the foregoing powers, seek the recommendation of the Chief Executive Officer of the Company or his delegate.

ELIGIBILITY FOR PARTICIPATION

    Any key employee of the Company or any of its subsidiaries is eligible to participate in the Stock Incentive Plan. The selection of participants from among key employees is within the discretion of the Plan Committee. Approximately 63 employees are eligible to participate in the Stock Incentive Plan. The benefits or amounts to be received by or allocated to the participants in the Stock Incentive Plan, as amended by the proposed amendment to the Stock Incentive Plan, have been and will be determined in the sole discretion of the Plan Committee, as described in the preceding paragraph. See "Compensation of Directors and Executive Officers" for a description of the benefits and amounts received by or allocated to such participants in Fiscal 1994.

TYPES OF AWARDS

    The Stock Incentive Plan provides for the granting of any or all of the following types of awards: (1) stock options, including non-qualified stock options and stock options intended to qualify as "incentive stock options" under
Section 422 of the Code; (2) Restricted Stock; (3) Performance Shares; and (4) any other incentive award of, or based on, the Existing Common Stock that is established by the Plan Committee and is consistent with the Stock Incentive Plan's purpose. The awards may be granted singly, in combination or in tandem as determined by the Plan Committee. For a description of the awards made under the Stock Incentive Plan, see "Compensation of Directors and Executive Officers."

AMENDMENT OF THE STOCK INCENTIVE PLAN

    The Company, through the Board, may amend the Stock Incentive Plan at any time, but may not, without stockholder approval, adopt any amendment that would materially increase the benefits accruing to participants, materially increase the maximum number of shares that may be issued under the Stock Incentive Plan (except as specified in Article X of the Stock Incentive Plan), or materially modify the Stock Incentive Plan's eligibility requirements. Notwithstanding the foregoing, certain amendments to the provisions governing non-employee director options may not be amended more than once every six months (even with stockholder approval), other than to conform with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder.

OTHER COMPONENTS OF THE STOCK INCENTIVE PLAN

    The Stock Incentive Plan authorizes the Plan Committee to grant awards during the period beginning January 1, 1992 and ending December 31, 2001. Upon adoption of the amendment to the Stock Incentive Plan, 1,900,000 shares of Existing Common Stock will be reserved for issuance subject to awards under the Stock Incentive Plan. Shares of Existing Common Stock subject to awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares, or which are settled in cash in lieu of Existing Common Stock, will again be available for issuance subject to awards under the Stock Incentive Plan.

STOCK OPTIONS

    Under the Stock Incentive Plan, the Plan Committee may grant awards in the form of options to purchase shares of Existing Common Stock. The Plan Committee will, with regard to each option, determine the number of shares subject to the option, the manner and time of the option's exercise and the exercise price per share of stock subject to the option. The exercise price of an option may, at the discretion of the Plan Committee, be paid by a participant in cash, shares of Existing Common Stock, a combination thereof, or such other consideration as the Plan Committee may deem appropriate. For example, in a transaction commonly known as pyramiding, a participant could successively exercise a portion of an option and then exchange the shares purchased to further exercise the same option. Any option granted in the form of an incentive stock option will satisfy the applicable requirements of Section 422 of the Code.

NON-EMPLOYEE DIRECTOR OPTIONS

    The Stock Incentive Plan automatically grants a single option to purchase 5,000 shares of Existing Common Stock to all non-employee directors who were serving in such capacity on the date the Stock Incentive Plan was approved by the Board (the "Director Option.") A similar grant will be made to all future non-employee directors who join the Board subsequent to such date. Each Director Option shall become exercisable with respect to one-third of the shares of Existing Common Stock to which it relates on each of the first three anniversaries of the date of grant so long as the non-employee director remains a director at such time. The per share exercise price of each such option is equal to the per share fair market value of the Existing Common Stock as of the date of the grant, and they may be exercised within 10 years from the date of grant. Director Options shall be forfeited if the directorship of an optionee is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any of its subsidiaries. The exercise price of a Director Option must be paid by a director in cash or pursuant to a "cashless exercise" feature of the Stock Incentive Plan. All Director Options shall become immediately exercisable in the manner set forth below in the section entitled "Change of Control Event" if the directorship of an optionee is terminated within two years following a Change of Control Event.

RESTRICTED STOCK AWARDS

    The Stock Incentive Plan authorizes the Plan Committee to grant awards in the form of Restricted Stock ("Restricted Stock Awards"). Restricted Stock Awards will be subject to such terms, conditions, restrictions and/or limitations, if any, as the Plan Committee deems appropriate including, but not limited to, restrictions on transferability and continued employment. The Stock Incentive Plan gives the Plan Committee the discretion to accelerate the vesting of Restricted Stock Awards under certain circumstances.

PERFORMANCE SHARE AWARDS

    The Stock Incentive Plan also authorizes the Plan Committee to grant awards in the form of Performance Shares ("Performance Share Awards"). Under the Stock Incentive Plan, Performance Share Awards will be contingent upon the attainment, over a period to be determined by the Plan Committee, of certain performance objectives. The performance objectives to be achieved during a performance period and the measure of whether and to what degree such objectives have been attained also will be determined by the Plan Committee.

OTHER INCENTIVE AWARDS

    Under the Stock Incentive Plan, the Plan Committee also has the discretion to grant other types of awards under which the Existing Common Stock is or may in the future be acquired by a participant. Such awards may include grants of debt securities convertible into or exchangeable for shares of the Existing Common Stock upon the attainment of performance goals or such other conditions as the Plan Committee shall determine.

OTHER TERMS OF AWARDS

    Options and Restricted Stock Awards shall be paid in Existing Common Stock. Performance Share Awards may be paid in cash, Existing Common Stock, or a combination of cash and Existing Common Stock, as the Plan Committee shall determine. If an award is granted in the form of an option, Restricted Stock Award, Performance Share Award, or any other form of a stock-based grant, the Plan Committee may include as part of such award an entitlement to receive dividends or dividend equivalents.

    The Stock Incentive Plan provides for the forfeiture of awards under certain circumstances as determined by the Plan Committee. The Stock Incentive Plan authorizes the Plan Committee to promulgate administrative guidelines for the purpose of determining what treatment will be afforded to a participant under the Stock Incentive Plan in the event of his death, disability, retirement or termination for an approved reason.

    Upon granting of any award, the Plan Committee may, by way of an award notice or otherwise, establish such other terms, conditions, restrictions and/or limitations governing the granting of such awards as are not inconsistent with the Stock Incentive Plan.

CHANGE OF CONTROL EVENT

    Upon the occurrence of a Change of Control Event (as defined in the Stock Incentive Plan), a participant whose employment is terminated, for reasons other than fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries, within two years of the date of such Change of Control Event, may be entitled to the following: (i) all of the terms, conditions, restrictions and limitations in effect on any of the participant's outstanding awards would immediately lapse;
(ii) all of the participant's outstanding awards would automatically become fully vested; and (iii) the Company would, within the three-month period immediately following such termination of employment, make full payment to each such participant with respect to any Performance Share Award or other incentive award, deliver certificates to such participant with respect to each Restricted Stock Award and permit the exercise of options granted to such participant.

FEDERAL TAX TREATMENT

    Under current federal tax law, the following are the federal tax consequences generally arising with respect to awards under the Stock Incentive Plan. A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option and one year of the transfer of such shares to him, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

    The participant who is granted a non-qualified stock option does not have taxable income at the time of grant, but does have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a corresponding deduction for the same amount.

    A participant who has been granted a Performance Share Award will not realize taxable income at the time of the grant, and the Company will not be entitled to a deduction at such time. A participant will realize ordinary income at the time the award is paid, and the Company will have a corresponding deduction.

    A participant who has been granted a Restricted Stock Award will not realize taxable income at the time of the grant, and the Company will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When such restrictions lapse, the participant will receive taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction.

    The award of an outright grant of non-restricted Existing Common Stock to a participant will produce immediate tax consequences for both the participant and the Company. The participant will be treated as having received taxable compensation in an amount equal to the then fair market value of the Existing Common Stock distributed to him. The Company will receive a corresponding deduction for the same amount.

MARKET VALUE

    Based on the last sale price of the Existing Common Stock on March 30, 1995 of $ per share, as reported by the Nasdaq Stock Market, the 1,090,000 additional shares of Existing Common Stock to be reserved for issuance under the
Stock Incentive Plan had an aggregate market value of $       .

VOTE REQUIRED

    To be adopted, the amendment to the Stock Incentive Plan must be approved by the holders of a majority of the shares of Existing Common Stock present, or represented, and entitled to vote at the Annual Meeting.

NEW PLAN BENEFITS

    The benefits that will be received under the amendment to the Stock Incentive Plan by the persons listed on the Summary Compensation Table above and the groups described below, to the extent that they are determinable, are set forth in the following table. These amounts include options granted on or after September 29, 1994 and do not include option grants prior thereto.

                                                    DOLLAR VALUE
                                                     OF OPTIONS     NUMBER OF
NAME AND POSITION                                    ($)(1)(2)     OPTIONS(2)
- --------------------------------------------------  ------------   -----------
R. Randolph Devening .............................    $               625,593
 Chairman, President and Chief Executive Officer
Thomas G. McCarley ...............................    $                33,814
 Senior Vice President and President, Food Service
 Division
Robert S. Wright .................................    $                38,814
 Senior Vice President and President, Specialty
 Brands Division
Raymond J. Haefele ...............................    $                27,540
 Vice President and President, Deli Division
Howard C. Madsen .................................    $                22,357
 Vice President - Procurement
All Current Executive Officers as a Group.........    $               938,508
All Current Directors Who are not Executive
 Officers as a Group..............................    $      0              0
All Employees, Including All Current Officers Who
 Are Not Executive Officers, as a Group...........    $      0              0

- ------------------------
(1)  Based  on an exercise price of $9 per  share and the closing price on March
     30, 1995, of $    .

(2) Reflects 938,508 options granted since September 29, 1994, to certain key executive officers subject to stockholder approval of the amendment to the Stock Incentive Plan, at an exercise price of $9 per share. See "Compensation of Directors and Executive Officers."

                            PROPOSAL III. THE MERGER

    At the Annual Meeting, the Company's stockholders will be asked to approve the Merger Agreement, pursuant to which the Company will be merged with and into New Subsidiary, with new subsidiary being the surviving corporation. The purpose of the Merger is to effect the Name Change and implement the Transfer Restrictions.

    The Merger Agreement must be approved by the holders of a majority of the shares of Existing Common Stock entitled to vote on such a proposal.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

NAME CHANGE

    The Name Change is being effected to change the corporate name under which the business of the Company is conducted to Foodbrands America, Inc. See "-- New Subsidiary's Certificate of Incorporation." Management believes that the Name Change is appropriate to reflect the change in the Company's business strategy from its historic basis as a meat processing company to a more diversified and increasingly broad-based food company.

    The Company's business objective is to increase revenue and earnings growth rates through internal means and appropriate acquisitions so as to continue to improve the level and consistency of profitability in a menner that enhances stockholder value. The key elements of the Company's strategy include: (i) manage product quality and consistency to meet customer expectations and needs;
(ii) expand market share in the growing foodservice and deli markets; (iii) provide industry-superior customer service; and (iv) introduce new products and make appropriate acquisitions that promote continued growth. Implementation of these strategies will focus the Company's business on higher growth and higher margin food segments, thereby transforming the Company from a meat processor to a broad-based food company.

    This strategic change is evidenced by, among other things, the acquisition by the Company of the Frozen Specialty Foods division of International Multifoods Corporation in June of 1994.

    Management believes that the Name Change will enhance the Company's ability to implement these strategies and will more accurately reflect its current and future business. At the present time, the Company does not plan to change the trademarks and trade names under which the Company's products are marketed.

TRANSFER RESTRICTIONS

    The Transfer Restrictions to be implemented by the Merger are intended to help assure that an "ownership change" as defined under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder (an "Ownership Change"), that could severely limit the availability of the Company's NOLs will not occur. Pursuant to the Reorganization Plan, a provision of the Company's Certificate of Incorporation imposing transfer restrictions similar to the Transfer Restrictions was in effect from October 31, 1991 until October 31, 1993, when it expired by its terms. The purpose of the Transfer Restrictions is to reinstate the protections previously provided by that provision of the Company's Certificate of Incorporation.

    The New Common Stock to be issued by New Subsidiary in exchange for Existing Common Stock will be deemed to be issued after the adoption of the Transfer Restrictions, which are set forth in Article Fifth of the Certificate of Incorporation of New Subsidiary to be in effect upon consummation of the Merger ("New Subsidiary's Certificate of Incorporation"), a copy of which is included as Annex B to this Proxy Statement/Prospectus. Accordingly, the Transfer Restrictions will apply to all shares of New Common Stock, and all New Common Stock certificates will contain a legend informing holders and transferees of the Transfer Restrictions.

PRESERVATION OF TAX BENEFITS

    NOLs offset taxable income in future years and eliminate income taxes otherwise payable on such taxable income (except for purposes of calculating alternative minimum tax liability). As of December 31, 1994, the Company's NOLs were approximately $133.4 million. Due to certain limitations on the Company's ability to utilize its NOLs resulting from Ownership Changes experienced by the Company or its subsidiaries in prior years, the Company's NOLs may be utilized to offset up to $87.9 million in taxable income in 1995, plus an additional $13.3 million in each of years 1996 through 1998, $5.0 million in 1999 and $0.6 million in 2000. Assuming the Company does not experience another Ownership Change, NOLs not fully utilized up to such allowable amounts in the first year they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. The Company's NOLs expire as follows: $43.6 million in 1996, $17.5 million in 1998, $6.0 million in 1999, $.8 million in 2000 and $65.5 million during the years 2001 through 2008. As a result of the acquisition of shares of Existing Common Stock by JLL Associates since March 21, 1993, and other stock transfers, the availability of the Company's NOLs may be jeopardized (as described below) if a change in ownership of 5% of the stock (or if another event that would cause an Ownership Change) occurs in the future. Management is proposing implementation of the Transfer Restrictions to reduce this risk.

    Section 382 of the Code provides that, if a corporation undergoes an Ownership Change, its ability to use its NOLs in the future may be limited. An Ownership Change occurs when the aggregate cumulative increase in the percentage ownership of a corporation's capital stock owned by persons holding 5% or more of the fair market value of such stock ("5-Percent Shareholders") is more than 50 percentage points within a three-year testing period. For purposes of determining percentage ownership, Section 382 generally defines stock to include all issued and outstanding stock, except certain preferred stock. In addition, recently finalized Treasury Regulations provide that certain stock that may be acquired pursuant to warrants, options, rights to purchase stock, rights to convert other instruments into stock, and options or other rights to acquire any such interest may under certain circumstances be deemed to have been acquired for purposes of determining the existence of an Ownership Change under Section 382 of the Code.

    In determining whether the aggregate cumulative increase in the percentage ownership of capital stock by 5-Percent Shareholders is more than 50 percentage points in any three-year testing period, certain special rules apply. All stockholders who are not 5-Percent Shareholders individually are aggregated into one or more public groups, each of which is considered to be a 5-Percent Shareholder. Ownership of stock is generally attributed to the ultimate individual beneficial owner, and ownership by nominees, corporations, partnerships, trusts or other entities generally is disregarded (except to the extent used to identify different public groups or other 5-Percent Shareholders). When 5% or more of a corporation's stock is owned by another entity (such as a corporation, trust or partnership) at any time during the testing period, the owners of the other entity may be treated as one or more separate, segregated groups of stockholders that are 5-Percent Shareholders of the corporation, depending on whether such owners indirectly own as much as 5% of the corporation's stock. Similarly, the purchasers of any stock from the entity may be treated as a separate, segregated group of stockholders that is a 5-Percent Shareholder.

    The applicable Treasury Regulations also provide that purchasers of stock from the issuing corporation in a public offering may under certain circumstances be considered a separate stockholder group that is treated as a 5-Percent Shareholder that previously owned no stock. The Transfer Restrictions, accordingly, are generally designed to prohibit transfers to persons holding or who thereafter hold sufficient New Subsidiary stock, either directly or constructively, such that they would be treated as 5-Percent Shareholders under the applicable Treasury Regulations and are intended to prevent an Ownership Change and thereby preserve New Subsidiary's ability to maximize use of the NOLs.

    If an Ownership Change occurs within the meaning of Code Section 382, the amount of NOLs that a company may use to offset income in any future taxable year is limited, in general, to an amount determined by multiplying the fair market value of such company's outstanding capital stock on the change date by the "long-term tax-exempt rate" (currently 6.83%), which is published monthly by the Internal Revenue Service. For purposes of this calculation, the fair market value of a company's outstanding capital stock is adjusted to exclude any capital infusions occurring during the prior two years.

    The following summary of the Transfer Restrictions is qualified in its entirety by reference to the text of such provision, which is set forth in Article Fifth of New Subsidiary's Certificate of Incorporation. See Annex B. The Transfer Restrictions apply to transfers of New Common Stock and any other instrument that would be treated as "stock," as determined under applicable Treasury Regulations (collectively, "Stock"). They are intended to prevent any person or group of persons from becoming a 5-Percent Shareholder of New Subsidiary and to prevent an increase in the percentage Stock ownership of any existing person or group of persons that constitutes a 5-Percent Shareholder. Under the Transfer Restrictions, if a stockholder transfers or agrees to transfer Stock, the transfer will be prohibited and void to the extent that it would cause the transferee to hold a prohibited ownership percentage, which is defined under New Subsidiary's Certificate of Incorporation by reference to complex federal tax laws and regulations, but generally means direct and indirect ownership of 5% or more (based on value) of Stock or any other percentage that would cause a transferee to be considered a 5-Percent Shareholder under applicable Treasury Regulations (a "Prohibited Ownership Percentage"). A transfer is also prohibited and void if either it would result in the transferee's ownership percentage increasing if the transferee had held a Prohibited Ownership Percentage within the three prior years or the transferee's ownership percentage already exceeds the Prohibited Ownership Percentage, unless otherwise agreed to by New Subsidiary. The Transfer Restrictions do not prevent transfers of Stock between persons who do not hold a Prohibited Ownership Percentage.

    The acquisition of Stock from an individual or entity that owns directly 5% of the Stock would be deemed to result in the identification of a separate, segregated "public group" which is a new 5-Percent Shareholder. Consequently, the Transfer Restrictions will prohibit certain transfers of equity interests by, and other actions involving, persons having a Prohibited Ownership Percentage, unless the transfer or other action is approved by New Subsidiary's Board of Directors in advance or permitted by a resolution of such board.

    The Transfer Restrictions do not apply to any transfer that has been approved by New Subsidiary's Board of Directors if such approval is based upon a determination by the Board that such proposed transfer will not jeopardize New Subsidiary's full utilization of the NOLs. The Board may or may not grant any such transfer requests based upon existing facts and circumstances at the time. Company management believes that the New Subsidiary Board most likely will approve one such proposed transfer by Airlie. The Airlie transfer most likely will be approved in exchange for Airlie's agreement that it will not buy or sell Existing Common Stock between March 22, 1995 and the Effective Date (as defined below). Pursuant to this approval, after March 22, 1996, Airlie will have the right to transfer its shares of New Common Stock based upon a determination by the New Subsidiary Board that, based on existing facts, such a transfer by Airlie will not jeopardize New Subsidiary's full utilization of the NOLs. Board approval of any prohibited transfer transactions must be based upon an opinion of counsel.

    In addition to voiding prohibited transfers, the Transfer Restrictions provide a method of nullifying the effect of certain prohibited transfers after the transfers have purportedly occurred. If such a purported transfer is made in violation of the Transfer Restrictions, the transferee (the "Purported Acquiror") will not be recognized as the owner of the Stock. If New Subsidiary determines that such a purported transfer has violated the Transfer Restrictions, it shall require the Purported Acquiror to surrender the relevant Stock and any dividends he or she has received on them to an agent designated by New Subsidiary (the "Agent"). The Agent will sell the Stock in an arm's length transaction. If the Purported Acquiror has resold the Stock before receiving New Subsidiary's demand to surrender such Stock, the Purported Acquiror generally will be required to transfer to the Agent the proceeds of the sale and any distributions he or she has received on the Stock. After repaying its own expenses and reimbursing the Purported Acquiror for the price paid for the Stock (or the fair market value of the Stock at the time of the attempted transfer to the Purported Acquiror by gift, inheritance or similar transfer), the Agent will pay any remaining amounts to the person who sold such Stock to the Purported Acquiror. If the identity of the person who sold such Stock cannot be determined through inquiry of the Purported Acquiror, the Agent or New Subsidiary shall hold such amounts pending determining such identity and, if after 90 days, such identity cannot be determined, then such amounts may be paid over to a court or governmental agency or to a tax-exempt entity designated under Section 501(c)(3) of the Code.

EFFECTIVENESS OF THE MERGER

    The Merger will become effective immediately upon the filing of a Certificate of Merger in accordance with the DGCL and upon the satisfaction or waiver of the conditions to the Merger (the "Effective Date"). It is presently contemplated that the Certificate of Merger will be filed, and the Effective Date will occur, on May 10, 1995, or as soon as practicable thereafter as the conditions to the Merger may be satisfied.

    The Merger Agreement provides that the Company and New Subsidiary, by mutual consent of their respective Boards of Directors, may amend, modify or supplement the Merger Agreement, and either of the respective Boards of Directors may terminate the Merger Agreement or abandon the Merger at any time prior to the Effective Date, even following stockholder approval.

TERMINATION OF TRANSFER RESTRICTIONS

    The Transfer Restrictions will terminate upon the earliest of: (i) the day after the 14th anniversary of the Effective Date; (ii) the repeal of Section 382 of the Code if the New Subsidiary Board of Directors determines that the Transfer Restrictions are no longer necessary; or (iii) the beginning of a taxable year of New Subsidiary to which the New Subsidiary Board of Directors determines that no NOLs or other tax benefits otherwise available to New Subsidiary may be carried forward (the "Expiration Date"). In addition, the Board of Directors of New Subsidiary is authorized to modify certain terms of the Transfer Restrictions (including acceleration or extension of the Expiration
Date), if the Board determines that such modification is reasonably necessary or desirable to preserve the NOLs or other tax benefits or that the Transfer Restrictions are no longer necessary for the preservation thereof.

MERGER STRUCTURE

    The Merger will be accomplished under the DGCL pursuant to the Merger Agreement by and between the Company and New Subsidiary. Pursuant to the Merger Agreement, the Company will be merged with and into New Subsidiary, with New Subsidiary being the surviving corporation. Upon consummation of the Merger, New Subsidiary will become the successor in interest to the Company in all respects. The Merger Agreement has been approved by each of the Company's and New Subsidiary's Board of Directors and is included as Annex A to this Proxy Statement/Prospectus. The Merger Agreement is incorporated herein in its entirety by this reference. All discussions of the terms and provisions of the Merger Agreement in this Proxy Statement/Prospectus are qualified in their entirety by reference to the provisions set forth therein.

    New Subsidiary's Board of Directors immediately after the Merger will consist of the persons serving on the Company's Board of Directors immediately prior to the Merger, and New Subsidiary's executive officers immediately after the Merger will consist of persons serving as the Company's executive officers immediately prior to the Merger in their same respective positions. See "
Directors" and "Executive Officers." There are no other material contracts between the Company and New Subsidiary other than the Merger Agreement.

NEW SUBSIDIARY'S CERTIFICATE OF INCORPORATION

    New Subsidiary's Certificate of Incorporation contains articles substantially the same as those in the Company's Certificate of Incorporation, with the following exceptions: (i) Article Fifth of the Company's Certificate of Incorporation, which contains the transfer restrictions that expired in October 1993, has been replaced in New Subsidiary's Certificate of Incorporation with the Transfer Restrictions; (ii) Article First in the Company's Certificate of Incorporation provides that the corporate name is Doskocil Companies Incorporated, while Article First in New Subsidiary's Certificate of
Incorporation provides  that the  corporate name  is Foodbrands  America,  Inc.;
(iii) Article Eighth of the Company's Certificate of Incorporation, which concerned the implementation of the Reorganization Plan, is not included in New Subsidiary's Certificate of Incorporation because all of the shares to be issued pursuant to such article have been issued and the article has no further force or effect; and (iv) Section 4.2 of the Company's Certificate of Incorporation, which, in accordance with the requirements of the Reorganization Plan, restricted the Company from issuing certain capital stock without voting rights or with less than proportional voting rights is not included in New Subsidiary's Certificate of Incorporation because the Reorganization Plan has been substantially consummated and therefore such provision is no longer required.

    A copy of New Subsidiary's Certificate of Incorporation is included as Annex B to this Proxy Statement/Prospectus. All summaries in this Proxy Statement/Prospectus of provisions in New Subsidiary's Certificate of Incorporation, including the Transfer Restrictions, are qualified in their entirety by reference to the provisions set forth therein.

CONVERSION OF SECURITIES IN THE MERGER

    Each share of Existing Common Stock outstanding immediately prior to the Merger will be converted, by reason of the Merger, pursuant to the Merger Agreement and without any action by the holder thereof, into the right to receive one share of New Common Stock. The relative powers, designations, preferences, rights and qualifications of the New Common Stock, as in effect immediately prior to the Merger, will be substantially equivalent in all material respects to the Existing Common Stock so converted, except that the New Common Stock will be subject to the Transfer Restrictions. Upon consummation of the Merger, Rights to shares of Existing Common Stock will become Rights to shares of New Common Stock, pursuant to applicable law and the documents governing such Rights.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the Merger is subject to stockholder approval and receipt of all orders, consents or approvals, governmental or otherwise, that may be required or advisable. The Company and New Subsidiary believe that no material federal or state regulatory approvals are necessary other than registrations in connection with securities laws. The Merger is subject to the approval of the lenders under the Company's Credit Agreement dated as of May 25, 1994.

    Management believes that all of the conditions precedent to the Merger will be satisfied prior to the anticipated Effective Date.

PRO FORMA AND COMPARATIVE FINANCIAL STATEMENTS; ACCOUNTING

    Pro forma and comparative financial information regarding New Subsidiary and its consolidated subsidiaries giving effect to the Merger have not been included herein because immediately following the consummation of the Merger, the consolidated financial statements of New Subsidiary will be the same as the consolidated financial statements of the Company immediately prior to the Merger. Similarly, no selected historical pro forma and other financial data have been included because the Merger will have no effect on the Company's historical financial statements.

    The Merger will be accounted for as a pooling of interests.

APPRAISAL RIGHTS

    Pursuant to Section 262 of the DGCL, no holder of the Company's securities will have appraisal rights in connection with the Merger because the Existing Common Stock is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., and the Company's stockholders will be required under the terms of the Merger Agreement to accept shares of the surviving entity, New Subsidiary, for their Existing Common Stock.

EXCHANGE OF CERTIFICATES

    As soon as practicable after the Effective Date, New Subsidiary will furnish a letter of transmittal to stockholders for use in exchanging their stock certificates (each a "Letter of Transmittal"), which will contain instructions with respect to the surrender of Existing Common Stock certificates and the distribution of New Common Stock certificates. The Company's stockholders should not send in certificates until they receive the Letter of Transmittal.

    The Company's stockholders who fail to exchange their Existing Common Stock certificates on or after the Effective Date by surrendering such certificates, together with a properly completed Letter of Transmittal, to the agent designated by the Company and New Subsidiary (the "Exchange Agent") will not receive their New Common Stock until such time as their Existing Common Stock certificates are later surrendered to the Exchange Agent for transfer, accompanied by such instruments of transfer and supporting evidence as New Subsidiary may reasonably require. Any dividends declared or distributions made on shares of New Common Stock which such holders have a right to receive will be retained by New Subsidiary until such holders surrender their Existing Common Stock certificates in exchange for New Common Stock certificates or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. No interest will accrue or be payable with respect to any dividends or distributions retained on unissued New Common Stock certificates.

    On the Effective Date, holders of certificates representing Existing Common Stock will cease to have any rights with respect to such shares and each such certificate will be deemed for all corporate purposes to evidence only the right to receive shares of New Common Stock for which such shares may be exchanged. The stock transfer books of the Company will be closed at the close of business on the business day immediately preceding the Effective Date, and the holders of record of Existing Common Stock as of the Effective Date will be the stockholders entitled to exchange their shares of Existing Common Stock for shares of New Common Stock as provided in the Merger Agreement. No transfer or assignment of any shares of Existing Common Stock will take place after the Effective Date until the certificates for such shares are exchanged pursuant to the Merger Agreement. In the event of a transfer of ownership of any such shares which is not registered in the stock transfer records of the Company, no shares of New Common Stock exchangeable for such shares will be issued to the transferee until the certificate or certificates representing such transferred shares are delivered to the Exchange Agent together with all documents required to evidence and effect such transfer. In addition, it will be a condition to the issuance of any certificate for any shares of New Common Stock in a name other than the name in which the surrendered Existing Common Stock is registered that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate of New Common Stock in a name other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    In no event will the Exchange Agent, the Company or New Subsidiary be liable to any holder of Existing Common Stock for shares of New Common Stock, or dividends or distributions thereon, delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. All shares of New Common Stock issued upon the surrender of shares of Existing Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Existing Common Stock, subject, however, to New Subsidiary's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by the Company on such shares of Existing Common Stock prior to the Effective Date and that remain unpaid as of the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

    The Company has received an opinion from Shook, Hardy & Bacon P.C., its legal counsel, as to certain federal income tax considerations with respect to the Merger that are generally applicable to the Company and its stockholders. These considerations are summarized below.

    The following discussion does not include any state, local and foreign tax consequences, and does not specifically address the consequences to stockholders other than individual United States citizens who hold their Company securities as a capital asset. This discussion is for general information only and each stockholder should consult with his or her own tax advisor as to the consequences of the Merger.

    For federal income tax purposes, the Merger should qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code, which applies to a change in identity, form or place of organization of one corporation. If the Merger so qualifies, the Company's stockholders would not recognize gain or loss upon the exchange of their Company shares for New Subsidiary shares. The New Subsidiary shares should have the same basis and holding period in the stockholders' hands as the Company shares.

    No gain or loss should be recognized by the Company on the transfer of its assets to New Subsidiary pursuant to the Merger, and no gain or loss should be recognized by New Subsidiary on receipt of the Company's assets and New Subsidiary's assumption of the Company's liabilities. The basis of the Company's assets acquired by New Subsidiary in the Merger should be the same as the basis of those assets in the Company's hands immediately prior to the Merger, and New Subsidiary's holding period should include the Company's holding period with respect to the assets.

    The Company's taxable year will not terminate. That part of the Company's taxable year before the Merger and that part of the Company's taxable year after the Merger will constitute a single taxable year of New Subsidiary. The Company's tax attributes generally will carry over to New Subsidiary. For example, for purposes of the federal income tax treatment of the NOLs, New Subsidiary should be treated just as the Company would have been treated had the Merger not occurred, and accordingly should be permitted to utilize such NOLs to the same extent. New Subsidiary also should succeed to the Company's earnings and profits. New Subsidiary should be treated as a continuation of the Company for purposes of computing depreciation and for other specified purposes.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Existing Common Stock as of March 30, 1995, with respect to (i) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of Existing Common Stock, (ii) each of the Company's directors, (iii) each named executive officer of the Company and (iv) all directors and executive officers as a group. The percentages set forth in this table are based on the number of shares outstanding on March 30, 1995, plus shares that are deemed to be outstanding according to the rules of the Commission. See notes (1) and (2) below. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                    PERCENT OF
                                                                    BENEFICIAL
                                                     AMOUNT AND     OWNERSHIP
                                                      NATURE OF       SHARES
                                                     BENEFICIAL     OUTSTANDING
NAME OF BENEFICIAL OWNER                            OWNERSHIP (1)   (2)
- --------------------------------------------------  -------------   ----------
JLL Associates, L.P. (3)                                5,515,833       43.7%
 126 East 56th Street
 New York, NY 10022
The Airlie Group L.P. (4)                                 810,363        6.4
 115 East Putnam Avenue
 Greenwich, CT 06830
R. Randolph Devening (5)                                   68,311       *
John T. Hanes (6)                                          90,000       *
Thomas G. McCarley (7)                                     27,627       *
Howard C. Madsen (8)                                        4,679       *
Robert S. Wright (9)                                        3,493       *
Raymond J. Haefele (10)                                    13,313       *
Charles I. Merrick (11)                                    11,667       *
Theodore Ammon (12)                                         3,333       *
Thomas W. Arenz (13)                                            0       *
Richard N. Bauch (14)                                      82,378       *
Richard T. Berg (14)                                       40,811       *
Dort A. Cameron III (15)                                  810,363        6.4
Yvonne V. Cliff (16)                                    5,515,833       43.7
Robert D. Cook (14)                                         6,000       *
Terry M. Grimm (14)                                         5,226       *
Peter A. Joseph (16)                                    5,515,833       43.7
Paul S. Levy (16)                                       5,515,833       43.7
Angus C. Littlejohn, Jr. (16)                           5,515,833       43.7
Paul W. Marshall (14)(17)                                   8,340       *
All directors and executive officers as
 a group (23 persons) (15)(16)(18)                    [6,746,344]      [53.4]
                                                    -------------   ----------

- ------------------------
  * Less than one percent

 (1) Beneficial ownership includes (i) shares that have been issued as Restricted Stock (some of such shares being subject to forfeiture); (ii) shares subject to stock options currently exercisable or exercisable within 60 days ("Option Shares"); and (iii) vested Performance Shares.

 (2) Percentages are based on [12,433,705] shares of Existing Common Stock outstanding as of March 30, 1995, (which includes [222,602] shares of Existing Common Stock held in the Disputed Claims Reserve, 93,334 shares of Restricted Stock and 51,668 Performance Shares) plus [190,799] Option Shares, as described in notes (5)-(18), inclusive, below, or an aggregate of [12,624,504].

 (3) The following persons filed a Schedule 13D on or about October 27, 1994 reporting shared voting and shared dispositive power over the shares of Existing Common Stock held by JLL Associates:

     Yvonne V. Cliff; Peter  A. Joseph; Paul S.  Levy; Angus C. Littlejohn,  Jr;
     and, with respect to 2,182,500 shares, JLL; and, with respect to 3,333,333 shares, the Joseph Littlejohn & Levy Fund II, L.P. (the "JLL Fund II").

 (4) The following persons filed a Schedule 13D on or about October 25, 1994, reporting that they had shared or sole voting and dispositive power over the shares of Existing Common Stock held by The Airlie Group L.P.: EBD
     L.P.; TMT-FW, Inc.; Dort A. Cameron III; and Thomas M. Taylor. As part of that Schedule 13D, the following persons reported sole voting and sole dispositive power over 6,983 shares of Existing Common Stock, which shares are not included in the preceding table: Lee M. Bass, Inc.; Lee M. Bass;
     Sid R. Bass, Inc.; Sid R. Bass; Thru Line Inc.; and E.P. Bass. The Schedule
     13D states that the single, joint filing was made by all such persons because they may be deemed to constitute a "group" under Section 13(d)(3) of the Exchange Act, but all such persons disclaim membership in such group. In addition, Airlie received 8,122 shares of Existing Common Stock in the most recent distribution from the Disputed Claims Reserve.

 (5) Includes 56,303 Option Shares.

 (6) Includes  25,000  vested  shares of  Restricted  Stock,  25,000 Performance
     Shares and 40,000 Option Shares. Mr.  Hanes has retired from his  positions with  the Company. See "Compensation of Directors and Executive Officers --
     Employment,  Termination  and   Change-in-Control  Arrangements  --   Hanes
     Settlement Agreement."

 (7) Includes 12,500 vested shares of Restricted Stock, 2,084 Performance Shares and 13,043 Option Shares.

 (8) Includes 4,679 Option Shares.

 (9) Includes 3,493 Option Shares.

(10) Includes 5,000 vested shares of Restricted Stock, 834 Performance Shares and 7,479 Option Shares.

(11) Includes 10,000 vested  shares of  Restricted Stock  and 1,667  Performance
     Shares.  Mr. Merrick has resigned from  his positions with the Company. See
     "Compensation  of   Directors  and   Executive  Officers   --   Employment,
     Termination   and  Change-in-Control  Arrangements  --  Merrick  Settlement
     Agreement."

(12) Includes 3,333 Option Shares.

(13) The JLL Designee directors who are not general partners of JLL Associates, JLL or the JLL Fund II have waived their right to receive options under the Stock Incentive Plan and none of such directors beneficially owns any shares of Existing Common Stock.

(14) Includes 5,000 Option Shares.

(15) Includes the 810,363 shares of Existing Common Stock beneficially owned by Airlie. Mr. Cameron is the General Partner of EBD L.P., which is a general partner of Airlie, and may disclaim beneficial ownership of some or all of these shares.

(16) Includes  the  5,515,833  shares  of  Existing  Common  Stock  held  by JLL
     Associates; these directors, who are general partners of JLL Associates, may disclaim beneficial ownership of some or all of these shares.

(17) Includes 3,340 shares of Existing Common Stock held by Paul W. Marshall, as
     Trustee  of  the  Marshall  Bartlett Inc.  Restricted  Preferred  Stock and
     Savings Plan.

(18) Includes 86,181 vested  shares of Restricted  Stock and 49,548  Performance
     Shares.

                          INTERESTS OF CERTAIN PERSONS

    Certain key employees, including Messrs. Devening, McCarley, Wright, Haefele and Madsen, have received options to purchase shares of Existing Common Stock that are subject to stockholder approval of the amendment to the Stock Incentive Plan. See "Compensation of Directors and Executive Officers," "Certain Relationships and Related Transactions" and "Proposal II. Amendment to Stock Incentive Plan."

                                 LEGAL MATTERS

    The validity of the shares of New Common Stock will be passed upon for New Subsidiary by Shook, Hardy & Bacon P.C., Kansas City, Missouri.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company intended to be presented at the 1996 annual meeting of stockholders must be received by the Company by December 12, 1995 for inclusion in the proxy statement and form of proxy relating to the 1996 annual meeting to be held by the Company or, if the Merger is consummated, by New Subsidiary.

                              INDEPENDENT AUDITORS

    Representatives of Coopers & Lybrand, the Company's independent auditors, will be present at the Annual Meeting and will be available to respond to appropriate questions, with an opportunity to make a statement if they so desire. The Audit Committee will select the Company's independent auditors for fiscal 1995 in September 1995.

                           ANNUAL REPORT ON FORM 10-K

    The Company's Annual Report on Form 10-K, including the financial statements and the financial schedules, excluding exhibits thereto, as filed with the Commission for Fiscal 1994 is available at no charge to stockholders upon written request to the undersigned. The financial statements of the Company for Fiscal 1994 and other information were sent to stockholders as a part of the Annual Report.

                                          By Order of the Board of Directors,
                                          [signature of Darian B. Andersen]
                                          Darian B. Andersen
                                          CORPORATE SECRETARY

Oklahoma City, Oklahoma
April 10, 1995

                                    ANNEX A
                                MERGER AGREEMENT

                                                                         ANNEX A

                                     FORM OF
                                MERGER AGREEMENT


          THIS MERGER AGREEMENT, dated as of _______________, 1995 (the "Agreement"), is by and between DOSKOCIL COMPANIES INCORPORATED, a Delaware corporation ("Doskocil") and NEW DOSKOCIL INCORPORATED, a Delaware corporation ("New Doskocil").

                                   WITNESSETH:

          WHEREAS, the respective Boards of Directors of Doskocil and New Doskocil deem it advisable that Doskocil merge with and into New Doskocil (the "Merger"), upon the terms and conditions set forth herein and in accordance with the laws of the State of Delaware, and that the shares of stock of each of Doskocil and New Doskocil shall be converted upon the Merger as set forth herein.

          NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


                                   SECTION 1.

                                      TERMS

          1.1 At the Effective Time (as hereinafter defined) of the Merger, Doskocil shall be merged with and into New Doskocil, with New Doskocil as the surviving corporation (hereinafter called the "Surviving Corporation").

          1.2 At the Effective Time, each share of Common Stock of Doskocil issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one share of Common Stock of the Surviving Corporation. Each share of Common Stock of New Doskocil issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled.

          1.3 If any certificate representing stock of the Surviving Corporation is to be issued in a name other than that in which a surrendered certificate theretofore representing stock of Doskocil is registered, it shall be a condition of such issuance that the surrendered certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall either pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate or certificates representing the Surviving Corporation stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable.

          1.4 Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of the Constituent Corporations (as hereinafter defined); and all rights, privileges, powers and franchises of the Constituent Corporations shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it.


                                   SECTION 2.

                                 EFFECTIVE TIME

          2.1 Subsequent to the execution of this Agreement, Doskocil and New Doskocil (collectively, the "Constituent Corporations") shall each submit this Agreement to their respective stockholders for their approval pursuant to the applicable provisions of the General Corporation Law of the State of Delaware.

          2.2  Following approval of this Agreement in accordance with Section
2.1 above, and provided that:

               (a) the conditions specified in Section 5.1 hereof have been fulfilled or waived; and

               (b) this Agreement has not been terminated and abandoned pursuant to Section 5.3 hereof;

the Surviving Corporation will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of the State of Delaware as provided in Section 251 of the General Corporation Law of the State of Delaware and a copy of the Certificate of Merger, certified by the Secretary of State of the State of Delaware, to be recorded in the Office of the Recorder of Deeds of New Castle County, all in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware.

          2.3 The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being herein referred to as the "Effective Time").


                                   SECTION 3.

                            COVENANTS AND AGREEMENTS

          3.1 Doskocil covenants and agrees that it will, as sole stockholder of New Doskocil, vote the Common Stock of New Doskocil owned by it to approve this Agreement as provided by law.

          3.2 New Doskocil covenants and agrees that as the Surviving Corporation it shall be liable for all the obligations of the Constituent Corporations outstanding as of the Effective Time and hereby expressly assumes all such obligations as of the Effective Time.


                                   SECTION 4.

           CERTIFICATE OF INCORPORATION AND BYLAWS; BOARD OF DIRECTORS

          4.1 The Certificate of Incorporation of New Doskocil as constituted at the Effective Time shall thereafter be the Certificate of Incorporation of the Surviving Corporation until such time as it shall be amended as provided by law. At the Effective Time and by virtue of the Merger, the certificate of New Doskocil shall be amended and restated to read in full as set forth in Exhibit A hereto, which is incorporated herein by this reference.

          4.2 The Bylaws of New Doskocil shall be the bylaws of the Surviving Corporation, subject to alteration, amendment or repeal from time to time by the Board of Directors or the stockholders of the Surviving Corporation.

          4.3 From and after the Effective Time the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Doskocil immediately prior to the Effective Time, to hold office until the expiration of their then current terms and until their respective successors shall be elected.

          4.4 From and after the Effective Time, the officers of New Doskocil shall consist of the officers of Doskocil immediately prior to the Effective Time, to hold office until the next annual meeting of the stockholders of New Doskocil and until their respective successors are elected and appointed.

                                   SECTION 5.

                      CONDITIONS, AMENDMENT AND TERMINATION

          5.1 The respective obligations of the Constituent Corporations to consummate the Merger under this Agreement are subject to the following conditions, any and all of which (other than paragraph (d)) may be waived by the party for whose benefit they are included:

               (a) All third party consents which are required in order to consummate the Merger and to effectuate the contemplated transactions incidental or related thereto shall have been obtained;

               (b) The Common Stock of the Surviving Corporation shall have been approved for quotation on the Nasdaq National Market;

               (c) Doskocil shall have received a ruling of the Internal Revenue Service or an opinion of counsel in form and substance satisfactory to Doskocil as to the tax treatment of the Merger; and

               (d) Each of the Constituent Corporations shall have received the approval of its stockholders.

          5.2 To the fullest extent permitted by applicable law, the Constituent Corporations, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such a manner as may be agreed upon by them in writing at any time prior to the Effective Time, even though the Agreement shall have been approved by the stockholders of the Constituent Corporations or of either thereof.

          5.3 This Agreement may be terminated and the Merger abandoned for any reason by resolution adopted by either of the respective Boards of Directors of the Constituent Corporations at any time prior to the Effective Time, even though this Agreement shall have been approved by the stockholders of the Constituent Corporations or of either thereof.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals affixed, all as of the day and year first above written.

                                        NEW DOSKOCIL INCORPORATED


Attest:                                 By:___________________________
                                             Name_____________________
______________________________          Its President
        (Secretary)
     (Corporate Seal)


                                        DOSKOCIL COMPANIES INCORPORATED


Attest:                                 By:___________________________
                                             Name_____________________
______________________________          Its President
        (Secretary)
     (Corporate Seal)

                                    ANNEX B
           CERTIFICATE OF INCORPORATION OF NEW DOSKOCIL INCORPORATED

                                                                         ANNEX B

                                     FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            FOODBRANDS AMERICA, INC.

                       __________________________________


          ARTICLE FIRST: NAME. The name of the Corporation is Foodbrands America, Inc. (the "Corporation").

          ARTICLE SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, City of Wilmington, County of New Castle. The name of the resident agent in charge thereof is The Corporation Trust Company.

          ARTICLE THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect or as it may hereafter be amended.

          ARTICLE FOURTH: AUTHORIZED CAPITAL STOCK. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Twenty-Four Million (24,000,000) shares, of which Twenty Million (20,000,000) shares shall be common stock, $.01 par value per share (the "Common Stock") and Four Million (4,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Authority is hereby expressly vested in the Board of Directors, subject to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock, and with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the Board of Directors of the Corporation the number of shares within such series and the powers, designations, preferences, and relative, participating, optional or other rights thereof, if any, or the qualifications, limitations or restrictions thereof, if any.

          ARTICLE FIFTH: CERTAIN RESTRICTIONS ON THE TRANSFER OF THE CORPORATION'S STOCK.

          SECTION 5.1 TRANSFER RESTRICTIONS. In order to preserve the net operating loss carryovers (including any "net unrealized built-in loss," as defined under applicable law), capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), the following restrictions shall apply until the earlier of (x) the day after the fourteenth (14th) anniversary of the effectiveness of the merger of Doskocil Companies Incorporated, a Delaware corporation, with and into the Corporation (the "Merger"), (y) the repeal of
Section 382 of the Code if the Board of Directors determines that the restrictions are no longer necessary, and (z) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section 5.7 of this Article Fifth (such date is sometimes referred to herein as the "Expiration Date"):

          (1) For purposes of this Article Fifth, (a) a "Prohibited Ownership Percentage" shall mean any ownership of the Corporation's stock that would cause a Person or Public Group to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1); (b) a "Public Group" shall have the meaning contained in Treasury Regulation Section 1.383-2T(f)(13); (c) a "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the Corporation); (d) "Transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the issuance by the Corporation of shares of stock of the Corporation (without regard to whether such shares are treasury shares or new shares) and the transfer of ownership of any entity that owns shares of stock of the Corporation; and "Transferee" means any Person to whom stock of the Corporation is Transferred.

          (2) From and after the effectiveness of the Merger, no Person shall Transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any other Person to the extent that such Transfer, if effective, (i) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (ii) would increase the ownership percentage of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (iii) would create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

          (3) Any Transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subsection, including but not limited to the issuance of stock by the Corporation pursuant to the exercise of any warrants, options or other rights to acquire stock in the Corporation, shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines that, based on the facts in existence at the time of such determination, such transaction will not jeopardize the Corporation's full utilization of the Tax Benefits, based upon an opinion of legal counsel selected by the Board to that effect. Nothing in this subsection will be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

          SECTION 5.2 ATTEMPTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTION. Unless approval of the Board of Directors is obtained as provided in subsection (3) of Section 5.1 of this Article Fifth, any attempted Transfer of shares of stock of the Corporation in excess of the shares that could be Transferred to the Transferee without restriction under subsection (2) of
Section 5.1 of this Article Fifth is not effective to Transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a Stockholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto).
All rights with respect to the Prohibited Shares shall remain the property of the Person who initially purported to Transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth in subsection (1) or subsection (2) of this
Section 5.2. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article Fifth and to have agreed to act as provided in the following subsection (1). The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Section 5.2, and neither the Corporation nor the Board of Directors shall be responsible for any good faith errors made in connection therewith.

          (1) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of Purported Acquiror's possession or control of the Prohibited Shares, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection (2) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

          (2) The Agent shall sell in an arms-length transaction (through the NASDAQ National Market System, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated, after reimbursement to the Agent of its expenses, to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent or the Corporation shall hold such amounts pending the determination of the identity of the Initial Transferor. The Agent may also take, but is not required to take, any reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the date the Prohibited Shares were transferred to the Agent the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in
Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in attempting to identify the Initial Transferor.

          SECTION 5.3 PROMPT ENFORCEMENT AGAINST PURPORTED ACQUIROR. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Section 5.3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this Section 5.3 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection (1) of Section 5.2.

          SECTION 5.4 ADDITIONAL ACTIONS TO PREVENT VIOLATION OR ATTEMPTED VIOLATION. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Fifth, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer. Notwithstanding the foregoing sentence, the Board of Directors shall take no action which would prohibit the settlement of transactions entered into through the NASDAQ National Market System.

          SECTION 5.5 OBLIGATION TO PROVIDE INFORMATION. The Corporation may require as a condition to the registration of the Transfer of any shares of its stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interest in, or options to acquire, stock of the Corporation.

          SECTION 5.6 LEGENDS. All certificates evidencing ownership of shares of stock of this Corporation that are subject to the restrictions on Transfer contained in this Article Fifth shall bear a conspicuous legend referencing the restrictions set forth in this Article Fifth.

          SECTION 5.7 FURTHER ACTIONS. Nothing contained in this Article Fifth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes that such actions are in the best interest of the Corporation and its Stockholders, the Board of Directors may (i) accelerate or extend the Expiration Date or
(ii) modify the definitions of any terms set forth in this Article Fifth; provided that the Board of Directors shall determine in writing that such acceleration, extension change or modification is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the Stockholders of this Corporation within ten days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article Fifth for purposes of determining whether any acquisition of stock of the Corporation would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article Fifth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of stock of the Corporation.

          ARTICLE SIXTH: CLASSIFICATION OF THE BOARD OF DIRECTORS. Directors of the Corporation will be divided into three classes, as nearly equal in number as possible, with the initial term of office of the first class of Directors to expire at the 1995 Annual Meeting of Stockholders of the Corporation, the initial term of office of the second class of Directors to expire at the 1996 Annual Meeting of Stockholders of the Corporation, and the initial term of office of the third class of Directors to expire at the 1997 Annual Meeting of Stockholders of the Corporation. At each Annual Meeting of Stockholders of the Corporation, Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, as nearly as possible, the equality of the number of Directors in each class, and when the number of Directors is increased and newly created directorships are filled by the Board of Directors, the terms of the additional Directors shall expire at the next election of the class for which such Directors have been chosen. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

          ARTICLE SEVENTH:  STOCKHOLDERS.

          SECTION 7.1 ANNUAL MEETING. The Annual Meeting of the Stockholders of the Corporation shall be held as provided in the Corporation's Bylaws, as such Bylaws may be amended from time to time.

          SECTION 7.2 SPECIAL MEETINGS. Special Meetings of the Stockholders of the Corporation may be called by the Corporation upon the written request of the holders of record of outstanding shares representing at least 25% of the voting power of all the shares of the Corporation then entitled to vote on the issue or issues to be presented, by the chief executive officer of the Corporation, or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

          SECTION 7.3 FIRST ANNUAL MEETING. The first Annual Meeting of the Stockholders of the Corporation shall take place on a date designated by the Board of Directors of the Corporation which shall in no event be more than twelve (12) months after the date of the first issuance of stock by the Corporation.

          ARTICLE EIGHTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

          ARTICLE NINTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers when so requested.

          ARTICLE TENTH: EXCULPATION. To the fullest extent permitted by the DGCL, as presently in effect or as it may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director.

          ARTICLE ELEVENTH: COMPROMISE OR ARRANGEMENT OF CLAIMS. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of this Corporation, as the case may be, and also on this Corporation.

          ARTICLE TWELFTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter provided by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation; PROVIDED, HOWEVER, that the affirmative vote of Seventy-Five Percent (75%) of the shares of Common Stock entitled to vote thereon shall be required to delete, modify, or amend any provision of Article Sixth or this Article Twelfth of this Amended and Restated Certificate of Incorporation.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by ____________________, its _______________, and attested by its __________________ this ____ day of
_______, 1995.



                                   By:________________________________
                                      Name:
                                      Title:

ATTEST:


____________________________
Name:
Title:

                                                                         ANNEX C


Section IV.1(a) of the Doskocil Companies Incorporated 1992 Stock Incentive Plan, which is incorporated herein by reference to Exhibit 4.9 to the Annual Report on Form 10-K/A (Amendment No. 2) of Doskocil Companies Incorporated for the fiscal year ended January 1, 1994 (Commission File No. 0-7803), is proposed to be amended to read in full as follows:

          Subject to Article X, the aggregate number of shares of Common Stock made subject to Awards may not exceed
          1,900,000.

This Annex C is not a part of the Proxy Statement/Prospectus to be mailed to stockholders.

                        DOSKOCIL COMPANIES INCORPORATED
                  ANNUAL MEETING OF STOCKHOLDERS MAY 10, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William L. Brady and Bryant P. Bynum, jointly and individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of common stock of Doskocil Companies Incorporated that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 10, 1995, or any adjournment thereof, as follows:

1.  ELECTION OF DIRECTORS

/ / For All Nominees Listed Below                 / / Withhold Authority
   (except as marked below)                       to vote for all nominees listed below

         TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.

    YVONNE V. CLIFF   R. RANDOLPH DEVENING   PAUL S. LEVY   ANGUS C. LITTLEJOHN,
    JR.

2. APPROVAL OF AMENDMENT TO STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE THEREUNDER FROM 810,000 TO 1,900,000.
                  / / For         / / Against        / / Abstain

3.  APPROVAL OF THE MERGER AGREEMENT

                  / / For         / / Against        / / Abstain

4. IN ACCORDANCE WITH THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

                    (TO BE SIGNED AND DATED ON REVERSE SIDE)

                        DOSKOCIL COMPANIES INCORPORATED

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS NO. 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS NO. 2 AND 3.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                              DATED: _____________________, 1995
                                              __________________________________
                                                         (Signature)
                                              __________________________________
                                                         (Signature)

                                              (Please   sign  exactly   as  name
                                              appears  on   stock   certificate.
                                              Where stock is registered jointly,
                                              all  owners  must  sign. Corporate
                                              owners should sign full  corporate
                                              name   by  an  authorized  person.
                                              Executors, administrators,
                                              trustees   or   guardians   should
                                              indicate    their    status   when
                                              signing.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    New Subsidiary's Certificate of Incorporation and Bylaws provide that New Subsidiary shall indemnify and advance expenses to its currently acting and its former directors, officers, employees or agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), whenever they are defendants or threatened to be made defendants in any legal or administrative proceeding by reason of their relationship with New Subsidiary.
Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

    The Company has entered into Transition Employment Agreements with certain of its employee-directors and officers and into Indemnification Agreements with certain of its nonemployee-directors contractually obligating the Company to provide indemnification rights substantially similar to those described above. New Subsidiary will succeed to these agreements.

    New Subsidiary is empowered by Section 102(b)(7) of the DGCL to include a provision in its Certificate of Incorporation that limits a director's liability to New Subsidiary or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. New Subsidiary Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the DGCL.

    The Company maintains insurance policies under which directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company. These policies will be maintained by New Subsidiary.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
- -----------  ----------------------------------------------------------------------------------------------------
       2.1   Form of Merger Agreement by and between Doskocil Companies Incorporated and New Doskocil
              Incorporated (incorporated by reference to Annex A to the Proxy Statement/Prospectus)
       3.1   Certificate of Incorporation of New Doskocil Incorporated (incorporated by reference to Annex B to the Proxy Statement/Prospectus)
       3.2   Bylaws of New Doskocil Incorporated
       4.1*  Specimen Stock Certificate evidencing the Common Stock, par value $.01 per share, of New Doskocil
              Incorporated

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
- -----------  ----------------------------------------------------------------------------------------------------
       5.1   Form of Opinion of Shook, Hardy & Bacon P.C.
       8.1   Form of Opinion of Shook, Hardy & Bacon P.C.
      23.1   Consents of Shook, Hardy & Bacon P.C. (included in Exhibits 5.1 and 8.1)
      24.1   Power of Attorney (included on signature pages hereto)

- ------------------------
 * To be filed by amendment

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on the 14th day of February, 1995.

                                          NEW DOSKOCIL INCORPORATED

                                          By       /s/ R. RANDOLPH DEVENING
                                              ----------------------------------

                                                    R. Randolph Devening,
                                              CHAIRMAN OF THE BOARD, PRESIDENT,
                                                   CHIEF EXECUTIVE OFFICER
                                                        AND DIRECTOR

                               POWER OF ATTORNEY

    Know All Men By These Presents, that each person whose signature appears below constitutes and appoints William L. Brady and Bryant P. Bynum and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                             DATE
- ---------------------------------------------  -----------------------------------------  -----------------------
          /s/ R. RANDOLPH DEVENING             Chairman of the Board, President, Chief
    ------------------------------------        Executive Officer and Director               February 16, 1995
            R. Randolph Devening                (Principal Executive Officer)

             /s/ HORST O. SIEBEN               Senior Vice President and Chief
    ------------------------------------        Financial Officer (Principal                 February 16, 1995
               Horst O. Sieben                  Financial Officer)

            /s/ WILLIAM L. BRADY
    ------------------------------------       Vice President and Controller                 February 16, 1995
              William L. Brady                  (Principal Accounting Officer)

             /s/ THEODORE AMMON
    ------------------------------------       Director                                      February 16, 1995
               Theodore Ammon

             /s/ THOMAS W. ARENZ
    ------------------------------------       Director                                      February 16, 1995
               Thomas W. Arenz

                  SIGNATURE                                      TITLE                             DATE
- ---------------------------------------------  -----------------------------------------  -----------------------
            /s/ RICHARD N. BAUCH
    ------------------------------------       Director                                      February 16, 1995
              Richard N. Bauch

             /s/ RICHARD T. BERG
    ------------------------------------       Director                                      February 16, 1995
               Richard T. Berg

           /s/ DORT A. CAMERON III
    ------------------------------------       Director                                      February 16, 1995
             Dort A. Cameron III

             /s/ YVONNE V. CLIFF
    ------------------------------------       Director                                      February 16, 1995
               Yvonne V. Cliff

             /s/ ROBERT D. COOK
    ------------------------------------       Director                                      February 16, 1995
               Robert D. Cook

             /s/ TERRY M. GRIMM
    ------------------------------------       Director                                      February 16, 1995
               Terry M. Grimm

             /s/ PETER A. JOSEPH
    ------------------------------------       Director                                      February 16, 1995
               Peter A. Joseph

              /s/ PAUL S. LEVY
    ------------------------------------       Director                                      February 16, 1995
                Paul S. Levy

           /s/ ANGUS C. LITTLEJOHN
    ------------------------------------       Director                                      February 16, 1995
             Angus C. Littlejohn

            /s/ PAUL W. MARSHALL
    ------------------------------------       Director                                      February 16, 1995
              Paul W. Marshall

                               INDEX TO EXHIBITS

 EXHIBITS                                         DESCRIPTION OF EXHIBIT                                         PAGE
- -----------  ------------------------------------------------------------------------------------------------  ---------
       2.1   Form of Merger Agreement by and between Doskocil Companies Incorporated and New Doskocil
              Incorporated (incorporated by reference to Annex A to the Proxy Statement/Prospectus)
       3.1   Certificate of Incorporation of New Doskocil Incorporated (incorporated by reference to Annex B to the Proxy Statement/Prospectus)
       3.2   Bylaws of New Doskocil Incorporated
       4.1*  Specimen Stock Certificate evidencing the Common Stock, par value $.01 per share, of New
              Doskocil Incorporated
       5.1   Form of Opinion of Shook, Hardy & Bacon P.C.
       8.1   Form of Opinion of Shook, Hardy & Bacon P.C.
      23.1   Consents of Shook, Hardy & Bacon P.C. (included in Exhibits 5.1 and 8.1)
      24.1   Power of Attorney (included on signature pages hereto)

- ------------------------
 * To be filed by amendment